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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Halcón Resources Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Halcón Resources Corporation
1000 Louisiana St., Suite 1500
Houston, Texas 77002
Telephone (832) 538-0300

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

April 12, 2019

To the Stockholders of Halcón Resources Corporation:

        The 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Halcón Resources Corporation (the "Company") will be held on Thursday, May 23, 2019 at 11:00 a.m., Mountain Daylight Time, in the main conference room of the Company offices located at 1801 California Street, Suite 3500, Denver, Colorado 80202, for the following purposes:

  1.
  To elect three Class C directors to serve until the 2022 annual meeting of stockholders in accordance with our certificate of incorporation and bylaws;

  2.
  To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2019; and

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        If you were a stockholder as of the close of business on April 1, 2019, you are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

        We are pleased to furnish our proxy materials, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, to each stockholder of record, over the Internet, as permitted by Securities and Exchange Commission rules. This process will enable us to provide you with a convenient way to access our proxy materials, while reducing the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders of record. Accordingly, on or about April 12, 2019, the Company mailed the Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of April 1, 2019 and posted its proxy materials on the website referenced in the Notice. As more fully described in the Notice, all stockholders may choose to access the proxy materials on the website referred to in the Notice or may request a printed set of the proxy materials.

        Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet or by telephone by using the voting procedures described in the Notice, or by requesting a printed copy of the proxy materials (including the proxy card), and completing, signing and returning the proxy card enclosed by mail. All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors of Halcón Resources Corporation:

James W. Christmas Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2019

        The Notice and our proxy materials, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available on the Internet at www.proxyvote.com and at http://www.halconresources.com/investors/annual-report-proxy-materials/.

i

Halcón Resources Corporation
1000 Louisiana St., Suite 1500
Houston, Texas 77002
Telephone (832) 538-0300

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2019

GENERAL INFORMATION

        These proxy materials are being furnished to you in connection with the solicitation of proxies by the board of directors of Halcón Resources Corporation, a Delaware corporation (referred to in this proxy statement as Halcón, the Company, we, us, or our), for use at the annual meeting of stockholders and any adjournments or postponements thereof to be held on Thursday, May 23, 2019 at 11:00 a.m., Mountain Daylight Time, in the main conference room at the Company's offices located at 1801 California Street, Suite 3500, Denver, Colorado 80202.

Electronic Availability of Proxy Statement and Annual Report

        As permitted under the rules of the Securities and Exchange Commission, or the SEC, Halcón is making this proxy statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 available to its stockholders electronically via the Internet. On or about April 12, 2019, Halcón mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to its stockholders of record as of the close of business on April 1, 2019, which Notice sets forth instructions for accessing Halcón's proxy materials electronically and instructions on how a stockholder can request to receive paper or e-mail copies of Halcón's proxy materials.

Voting and Revocation of Proxies

        If you provide specific voting instructions, your shares will be voted as you instruct. Whether you hold shares directly as a stockholder of record, or beneficially in street name, you may direct how your shares are voted at the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy or by voting in person at the annual meeting, and if you hold your shares in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee. You may cast your vote by proxy as follows:

  •
  Internet at www.proxyvote.com by following the instructions on the Notice, or if you received proxy materials by mail, the proxy card;

  •
  Telephone by calling 1-800-579-1639 and following the voice prompts; or

  •
  Mailing the completed, signed and dated proxy card if you received proxy materials by mail, in the pre-addressed postage-paid envelope enclosed therewith.

        Unless you otherwise direct in your proxy, the individuals named in the proxy card will vote the shares represented by such proxy in accordance with the recommendations of our board of directors. If you hold your shares in street name, please refer to the proxy card forwarded by your broker, trustee or other nominee to see which voting options are available to you and for instructions on how to vote. If you vote by Internet or by telephone, you need not return your proxy card. Proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card, will be valid under Delaware law.

        If you sign the proxy card of your broker, trustee or other nominee but do not provide voting instructions, your shares will not be voted unless your broker, trustee or other nominee has discretionary authority to vote. When a broker, trustee or other nominee holding shares for a beneficial owner is unable to vote on a particular proposal because such broker, trustee or other nominee does not have discretionary authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a "broker non-vote." Out of the two proposals that will be brought to a vote at our annual meeting, brokers will have discretionary voting authority only with respect to the ratification of the appointment of our independent registered public accounting firm. It is therefore very important that you indicate on the proxy card of your broker, trustee or other nominee how you want your shares to be voted in the election of the three director nominees named in this proxy statement.

        The board of directors is not aware of any business to be brought before the annual meeting other than as indicated in the Notice. If any other matter does come before the meeting, the persons named in the proxy card will vote the shares represented by the proxy in his or her best judgment.

        Revocation of Proxy.    A proxy may be revoked by a stockholder at any time prior to it being voted by:

  •
  delivering a revised proxy (by one of the methods described above) bearing a later date;

  •
  voting in person at the annual meeting; or

  •
  notifying our Corporate Secretary of the revocation in writing at our address set forth above in time to be received before the annual meeting.

        Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our board of directors. If your shares are held in an account at a broker, trustee or other nominee, you should contact your broker, trustee or other nominee to change your vote.

        Record Date and Vote Required for Approval.    The record date with respect to this solicitation is April 1, 2019. Our voting stock consists of issued and outstanding shares of our common stock. All holders of record of our common stock as of the close of business on April 1, 2019 are entitled to vote at the annual meeting and any adjournment or postponement thereof for which a new record date has not been established. As of the record date, we had 164,331,378 shares of common stock outstanding and no shares of preferred stock outstanding. Each share of common stock entitles its holder to one vote on each matter submitted to our stockholders. Our stockholders do not have cumulative voting rights. In accordance with our bylaws, the holders of a majority of our common stock issued and outstanding and entitled to vote at the annual meeting, represented in person or by proxy, shall constitute a quorum at the annual meeting. If a quorum is not present at the annual meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be expected to be more than 30 days after the date of the annual meeting.

        Election of director nominees requires that each director be elected by a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on this matter, thus the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee. For purposes of determining the outcome for each nominee broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of the vote. Abstentions will effectively count as votes "against" because they are considered entitled to vote.

        Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant requires the affirmative vote of a majority of the shares of voting stock present in person or represented by proxy at the meeting and entitled to vote on this matter.

        Proxy Solicitation.    We will bear all costs relating to the solicitation of proxies. We have retained Okapi Partners LLC to aid in the solicitation of proxies, at an estimated cost of $9,000, plus reimbursement of out-of-pocket expenses, custodial charges in connection with payment by Okapi Partners LLC of charges of brokers and banks on our behalf, and additional charges which may be incurred in connection with the solicitation of proxies by telephone. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, we will pay brokers and other persons holding shares of stock in their names or in those of their nominees, which in each case are beneficially owned by others, for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

        Submission of Stockholder Proposals.    The deadline for submitting stockholder proposals for inclusion in our proxy statement for our annual meeting in 2020 is December 13, 2019. See "Submission of Stockholder Proposals for Our 2020 Annual Meeting of Stockholders" below for additional information.

        We will provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise specified) of our Annual Report on Form 10-K, as filed with the SEC for the fiscal year ended December 31, 2018. Any such request should be directed to Quentin Hicks, Executive Vice President and Chief Financial Officer at 1801 California Street, Suite 3500, Denver, Colorado 80202. The Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is not part of the proxy solicitation materials.

 OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

        Our business and affairs are managed under the direction of our board of directors, or board. Our bylaws specify that we shall not have less than one nor more than fifteen directors, and our board currently has seven members. Under our amended and restated bylaws, as amended, or "bylaws," and our amended and restated certificate of incorporation, or "certificate of incorporation," each director holds office until the next annual meeting of stockholders at which such director's class stands for re-election and serves until the director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Our certificate of incorporation provides that our board is classified into three classes: Class A, Class B and Class C, each class having a three-year term of office or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board may only remove a director "for cause" unless the certificate of incorporation provides otherwise. Our certificate of incorporation provides that any director may be removed, with or without cause, by a majority of the shares entitled to vote at an election of directors. The likely effect of the classification of the board and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board. For example, because only one class of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board will need at least two annual meetings of stockholders to effect this change unless they are able to secure the vote of the holders of a majority of our outstanding shares of common stock to remove directors.

        As discussed more fully under "Proposal 1—Election of Directors," three of our current directors, Janine J. McArdle, Darryl L. Schall and Nathan W. Walton have been nominated for re-election at the 2019 annual meeting because of the expiration of the term of their class, Class C, on our board. If each nominee for director receives a majority of votes cast in favor of his or her continued service on the board, each will serve a three-year term expiring in 2022. Due to resignations, we currently do not have any directors in Class A. We plan to re-balance director classes well in advance of our annual stockholder meeting in 2020 to correct the current imbalance.

        The following table sets forth the names and ages of all of our current directors, the positions and offices with us held by such persons, the years in which their current terms as directors expire and the length of their continuous service as a director:

Name	Director Since	Age	Position	Expiration of Term
William J. Campbell	Sep. 2016	60	Director	2021
James W. Christmas	Feb. 2012	71	Chairman	2021
Michael L. Clark	Sep. 2016	47	Director	2021
Janine J. McArdle	June 2018	58	Director	2019
Darryl L. Schall	Sep. 2016	58	Director	2019
Ronald D. Scott	Sep. 2016	60	Director	2021
Nathan W. Walton	Sep. 2016	41	Director	2019

        William J. Campbell has served as a director since September 2016, served as Chairman of the Compensation Committee until March 2019, and currently serves as a member of the Nominating and Corporate Governance Committee and the Reserves Committee. Mr. Campbell is the Chairman and Chief Executive Officer of Cima Inspection LLC, a 9-year old Pasadena-based Non Destructive Testing company. He also serves as Managing Director and Co-owner of CB Energy, LLC, an independent oil and gas exploration company founded in 1997. He has over thirty three years of experience in the legal, investment and energy industries with a diverse background in management, finance/banking, legal, land and marketing. Since 2006, Mr. Campbell has served as owner and managing director of PPPCo-CB Energy, LLC, a Houston, Texas-based private oil and gas exploration and production company. From 1991 to 1996, Mr. Campbell served as Principal, Vice President and Corporate Counsel of Houston, Texas-based Fremont Energy Corporation, a Bechtel Family company, where Mr. Campbell managed the company's domestic and international energy asset portfolio and directed the company's commercial, banking, and legal activities, and from 1985 through 1991, Mr. Campbell served as Counsel and Manager for Bechtel Investments, Inc. in Houston, Texas, managing its oil and gas marketing and land/legal operations. Mr. Campbell was also the first representative of Bechtel in the J.P. Morgan Corporate Finance Program, New York, New York (1988). In addition, Mr. Campbell represented Bechtel's outside oil and gas interests by serving as a Director on the board of directors of BecField Drilling Services, the then largest independent horizontal and directional drilling company in the United States, CurveDrill, Inc. and PetroSource Corporation, a refining and marketing company with annual revenues over $500 million. Mr. Campbell started his professional career at the Houston, Texas law firm of Reynolds, Allen & Cook. Mr. Campbell has a Doctorate of Jurisprudence (J.D.) and holds a Bachelor of Business Administration Degree (BBA) in Petroleum Land Management/Finance from the University of Texas in Austin, Texas. Mr. Campbell is active in community and civic affairs. His service includes: The Kinkaid School Board of Trustees of Houston since 2007, and its Advancement, Finance & Building Committees since 2002; the Board of Directors of the Houston Country Club from 2005 to 2007; the Institute for Molecular Medicine as a Founding Trustee and Scientific Advisory Board Member since 2001; the Development Board of the University of Texas Health Science Center since 1991—Chair Emeritus 2002-2003; the Advisory Boards of Tanglewood Bank, NA and the Amegy Bank of Texas, N.A. since 1998; the Endowment Board, Jr. Warden and Senior Council Representative of St. Martin's Episcopal Church since 2004; the Board of Directors and Treasurer of the Daniel and Edith Ripley Foundation since 2005; the Board of Directors of the Bayou

City Pump Inc. since 2010; the Board of Directors of Erin Energy Corporation and its Audit and Compensation Committees since 2011; the Advance Team Board of M.D. Anderson since 2005; the Texas Children's Hospital Individuals Committee since 2005; the Memorial Hermann System Board of Directors and its Finance, Compensation and Chairman—Governance Committees and Memorial Hermann Foundation since 2011 and a Member of the Texas Bar Association. Mr. Campbell's qualifications to serve on the board include over thirty years of experience in the legal, investment and energy industries, management of domestic and international energy asset portfolios and extensive professional background provide valuable contributions to the Company's board of directors.

        James W. Christmas has served as a director since February 2012 and as Lead Independent Director from January 2015 until becoming Chairman of the Board in February 2019. Mr. Christmas served as Chairman of the Audit Committee and as a member of the Compensation Committee until March 2019. Previously, Mr. Christmas served as a director of Petrohawk Energy Corporation from July 2006, effective upon the merger of KCS Energy, Inc. ("KCS") into Petrohawk, and continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired Petrohawk in August 2011. He also served on the Audit Committee and the Nominating and Corporate Governance Committee of Petrohawk. Mr. Christmas served as a member of the Board of Directors of Petrohawk, as a wholly-owned subsidiary of BHP Billiton, and as chair of the Financial Reporting Committee of such board until September 2014. He also serves on the Board of Governors of St. John's University. Mr. Christmas serves as a director of Yuma Energy, and as Chairman of its Audit Committee and as a member of its Nominating and Corporate Governance Committee. Previously, Mr. Christmas served as a director of Rice Energy, as chairman of its audit committee and a member of its compensation committee from January 2014 until its merger with EQT Corporation in November 2017. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS since then until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries ("NUI"), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors. Mr. Christmas's qualifications to serve on the board include his experience as an executive, service as a director and committee member combined with his extensive audit, accounting and financial reporting experience provide significant contributions to the Company's board.

        Michael L. Clark has served as a director since September 2016 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Until March 2019, Mr. Clark served as Chairman of the Nominating and Corporate Governance Committee. He is also a director of privately-held Laws Whiskey House, an award winning craft distiller and is a director of Nasdaq-listed Workhorse Group, a manufacturer of electric delivery vans, where he serves on the Audit and Compensation Committees. Mr. Clark has also served as a director of Paragon Offshore Ltd., as Chairman of the Corporate Governance and Compensation Committee and a member of its Audit Committee from July 2017 until its sale to Borr Drilling Limited in March 2018. Mr. Clark is a Chartered Financial Analyst (CFA) Charterholder with over seventeen years of investing experience focusing on basic materials and oilfield services and equipment equities. Mr. Clark was a Retired Partner of SIR Capital Management, LLC from 2014 until his departure in 2016 and from 2008 to 2013 served as a Portfolio Manager and Partner. Prior to that, Mr. Clark valued energy equities as a Portfolio Manager at Satellite Asset Management, LLC from 2005 to 2007 and as an Equity Research Analyst at SAC Capital Management, LLC from 2003 to 2005 and at Merrill Lynch from 1997 to 2002. Mr. Clark began his career at Deloitte & Touche, LLP, progressing to Senior Auditor. He is a Certified Public Accountant licensed in New York State and also holds the Accredited in Business Valuation (ABV) credential awarded by the American Institute of Certified Public Accountants. The National Association of

Corporate Directors (NACD) recognized him as a NACD Governance Fellow in 2017. Mr. Clark graduated cum laude from the University of Pennsylvania with a Bachelor of Arts in Economics and earned a Masters of Business Administration in Finance and Economics with Distinction (Top 10%) from New York University's Stern School of Business. Mr. Clark's qualifications to serve on the board include his wealth of accounting, financial and investment knowledge and experience in the energy industry provide significant contributions to the Company's board.

        Janine J. McArdle has served as a director of Halcón since June 2018 and currently serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee, the Compensation Committee and the Reserves Committee. Ms. McArdle has been an executive in the oil and gas industry for over 30 years with extensive experience in engineering, marketing, business development, finance and risk management. Ms. McArdle is currently founder and CEO of Apex Strategies LLC, a global consultancy company providing advisory services to companies engaged in the midstream and downstream sectors of the energy industry. Prior to forming her own company, Ms. McArdle was an Executive Officer at Apache Corporation from 2002 to 2015. During that time, she also served as President of Kitimat LNG, Senior Vice President Global Gas Monetization, and Senior Vice President of Global Oil and Gas Marketing. Prior to Apache, Ms. McArdle served as President and Managing Director for Aquila Europe Ltd. from 2001 to 2002 and held executive and management positions with Aquila Energy Marketing from 1993 to 2001, including Vice President Trading and Vice President Mergers and Acquisitions. She served as a member of the board of directors for Intercontinental Exchange, the electronic trading platform, from 2000 to 2002. Previously, Ms. McArdle was a partner in Hesse Gas from 1991 to 1993. Ms. McArdle graduated from the University of Nebraska with a Bachelor of Science in Chemical Engineering, earned a Master of Business Administration in Finance from the University of Houston, a CERT Certificate in Cybersecurity from Carnegie Mellon's Software Engineering Institute, and a Governance Fellowship from the National Association of Corporate Directors (NACD). Ms. McArdle currently serves on the Advisory Board for the College of Engineering at the University of Nebraska and, previously, on the Board of Directors of the Palmer Drug Abuse Program.

        Darryl L. Schall has served as a director since September 2016 and currently serves as Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Schall previously served as a Partner and Portfolio Manager in the Ares Private Equity Group, where he was responsible for managing Ares' special situations strategy until his retirement in January 2017, and subsequently served as an Advisor to Ares Management LLC through July 2017. Prior to joining Ares in 2009, Mr. Schall worked at Tudor Investment Corporation, where he focused on managing distressed and high yield investments. Previously, Mr. Schall was a Managing Director and Director of High Yield Research at Trust Company of the West, where he focused on managing portfolios of distressed and high yield debt. In addition, Mr. Schall was a Senior Research Analyst and Senior Vice President at Dabney/Resnick & Wagner, Inc., a boutique investment firm specializing in high yield and distressed debt. Previously, Mr. Schall was an Investment Banking Associate of the Corporate Finance Department of Drexel Burnham Lambert Inc. and was a Supervising Senior Accountant with KPMG Peat Marwick. Mr. Schall holds a B.A., cum laude, from the University of California, Los Angeles, in History and an M.B.A. from the University of Chicago. Mr. Schall also is a Certified Public Accountant. Mr. Schall's qualifications to serve on the board include his vast experience managing investment portfolios and extensive knowledge financial and accounting matters provide valuable contributions to the Company's board.

        Ronald D. Scott has served as a director since September 2016 and currently serves as Chairman of the Reserves Committee and a member of the Compensation Committee. Mr. Scott has over thirty years oil and gas industry experience. Mr. Scott is a director of Gastar Exploration, Inc., a publicly traded energy firm. He serves on the Reserves Committee and the Compensation Committee of Gastar. In addition, Mr. Scott serves as a director of Blackbrush Oil and Gas, Verdad Resources and Elk Hills Power, all privately held energy companies. Previously, Mr. Scott was a member of the Board of Directors of Clayton

Williams Energy, Inc. serving from September 2016 until the sale of the company in April 2017. He also served as a member of the Board of Directors of Pardus Energy from June 2016 until the sale of the company in November 2017. Mr. Scott chaired the Reserves Committee and the Compensation Committee while serving on the Pardus Energy board. Mr. Scott is the Chief Executive Officer of Development Capital Resources. Previously, Mr. Scott served as President and CEO of True Oil Company, a private equity backed oil and gas firm. Prior to True Oil he worked for Henry Petroleum as President and Chief Operating Officer of that company and its successor companies, Henry Resources and HPC Energy. During this time, Mr. Scott successfully led the sale and re-start of multiple operating oil and gas entities. Beginning his career with Exxon Corporation, from 1983 to 1995, Mr. Scott held various supervisory and managerial assignments in Engineering, Operations, Planning and Financial Accounting and Reporting. In addition to the Permian Basin, he had assignments covering operational areas in the Gulf Coast/Gulf of Mexico region, California and the Rocky Mountains. Mr. Scott was the Technical Manager for Exxon's multi-billion dollar onshore operations in the Western United States prior to joining Henry Petroleum. In addition to the above, Mr. Scott served as an independent contract, non-employee consultant to Ares Management from approximately October 2016 to June 2017 providing services as a contract, independent Operating Advisor. Mr. Scott serves as Vice President of the Board of the Henry Foundation, as a founding member of Educate Midland, a non-profit focused on public education, and on the board of directors of the Midland, Texas Chamber of Commerce. Mr. Scott holds Master and Bachelor of Science degrees in Engineering from New Mexico State University and is a Registered Petroleum Engineer in the State of Texas. Mr. Scott's qualifications to serve on the board include his more than thirty years in the oil and gas industry, leadership experience and technical expertise as a petroleum engineer provide significant contributions to the Company's board.

        Nathan W. Walton has served as a director since September 2016. Mr. Walton is a Partner and Co-Head of North American Private Equity within the Ares Private Equity Group and a member of the Management Committee of Ares Management. He joined the firm in 2006. Mr. Walton serves on the Ares Private Equity Group's ACOF Investment Committee. He also serves on the Board of Directors of Development Capital Resources, LP, EPIC Midstream Holdings, LP, Gastar Exploration, Inc., Salt Creek Midstream LLC, Verdad Resources LLC and the parent company of BlackBrush Oil & Gas LP. Mr. Walton holds a B.A. from Princeton University in Politics and an M.B.A. from the Stanford Graduate School of Business. Mr. Walton's qualifications to serve on the board include his vast knowledge of the oil and natural gas exploration and production industry, his directorship experience and investment expertise in the energy industry provide significant contributions to the Company's board.

Meetings of Our Board of Directors and Committees of the Board

        Our board of directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the board is not involved in our day-to-day operations. The board is kept informed of our business through discussions with our executive officers and other key personnel, by reviewing analyses and reports provided to it on a regular basis, and by participating in board and committee meetings. Our board held twelve (12) meetings during 2018, including telephonic meetings, and acted by unanimous written consent five (5) times, and each director attended at least 75% of the total meetings of the board and the committee(s) on which such director serves during the period that such director served as a director or on such committee(s).

        Our board currently has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Reserves. Actions taken by our committees are reported to the full board. Each committee conducts an annual evaluation of its duties and is expected to conduct an annual review of its charter and also has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as that committee determines to be appropriate.

        Audit Committee.    The members of our Audit Committee through the filing date of our Form 10-K for the fiscal year ended December 31, 2018, were James W. Christmas, Janine McArdle and Darryl L. Schall, with Mr. Christmas serving as the chairman. Mr. Christmas left the Audit Committee subsequent to the filing of our Form 10-K in connection with the enhanced responsibilities he assumed on an interim basis following the departure of certain members of our senior leadership team. Upon Mr. Christmas' departure from the Audit Committee, Michael L. Clark was added to the Audit Committee, and Mr. Schall was appointed chairman of the Audit Committee. Our board has determined that all members of our Audit Committee are financially literate within the meaning of SEC rules, under the current listing standards of the NYSE and in accordance with our audit committee charter. Our board has also determined that all members of the Audit Committee are independent, within the meaning of SEC and NYSE regulations for independence for audit committee members, under our corporate governance guidelines, and in accordance with our audit committee charter. Our board determined that Messrs. Christmas and Schall are each an "audit committee financial expert" (as defined under SEC rules) because each possesses: (i) an understanding of generally accepted accounting principles in the United States of America and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Messrs. Christmas and Schall acquired these attributes through their respective educational backgrounds and by having held various positions that provided relevant experience, as described in their respective biographies under "Our Board of Directors and Its Committees—The Board of Directors" above.

        The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and related legal and regulatory compliance. The Audit Committee annually considers the qualifications and evaluates the performance of our independent auditor and selects and engages our independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee's duties. The Audit Committee reviews the plans for and the results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. In 2018, our Audit Committee held five (5) meetings.

        The written charter of the Audit Committee adopted by our board is available on our website at www.halconresources.com.

        Compensation Committee.    The members of our Compensation Committee through the filing date of our Form 10-K for the fiscal year ended December 31, 2018, were William J. Campbell, James W. Christmas and Michael L. Clark, with Mr. Campbell serving as the chairman. Messrs. Campbell and Christmas left the Compensation Committee in March 2019 and were replaced by Ms. McArdle and Mr. Scott, with Mr. Clark serving as chairman. Our board has determined that each member of the Compensation Committee meets the NYSE standards for independence, and is a "non-employee director" as defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and meets the enhanced independence requirements set forth in Rule 10C-1 under the Exchange Act.

        The Compensation Committee is entrusted with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers, administers the Halcón Resources Corporation 2016 Long-Term Incentive Plan (as amended, the "Plan"), and approves awards and other stock-based grants under the Plan for our executive officers. In 2018, our Compensation Committee held six (6) meetings, including telephonic meetings.

        Our Compensation Committee engaged Longnecker & Associates, Inc. ("Longnecker"), an outside independent compensation consulting firm, to assist the board and the Compensation Committee in crafting our total compensation program for our executive officers for 2018 and to assist the board in determining compensation for our non-employee directors. In connection with its engagement, Longnecker was tasked with, among other things, making recommendations to the Compensation Committee regarding an appropriate compensation peer group, assisting the Compensation Committee in establishing a competitive executive compensation program and making recommendations and providing analysis regarding the compensation of our executive officers, including the named executive officers, discussed below under the heading "Executive Compensation."

        The written charter of the Compensation Committee adopted by our board is available on our website at www.halconresources.com.

        Nominating and Corporate Governance Committee.    The members of our Nominating and Corporate Governance Committee through the filing date of our Form 10-K for the fiscal year ended December 31, 2018, were William J. Campbell, Michael L. Clark, Janine J. McArdle, and Darryl L. Schall, with Mr. Clark serving as the chairman. Mr. Clark stepped down as chairman in March 2019 in connection with his becoming chairman of the Compensation Committee, at which time Ms. McArdle was appointed chairman. Our board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to the NYSE rules, under our corporate governance guidelines, and in accordance with our nominating and corporate governance committee charter.

        Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our board for nomination as directors, ensuring that our board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Committee may consider candidates for our board from any reasonable source, including a search firm engaged by the Nominating and Corporate Governance Committee, recommendations of the board, management or, in accordance with the procedures set forth in our bylaws, our stockholders. In 2018, our Nominating and Corporate Governance Committee held five (5) meetings, including telephonic meetings and acted by unanimous written consent three (3) times.

        The written charter of the Nominating and Corporate Governance Committee adopted by our board is available on our website at www.halconresources.com.

        Reserves Committee.    The members of our Reserves Committee as of the filing date of our Form 10-K for the fiscal year ended December 31, 2018, were Janine J. McArdle, Darryl L. Schall and Ronald D. Scott, with Mr. Scott serving as the chairman. Thomas R. Fuller was a member of the Reserves Committee and served as its chairman until his resignation from our board effective February 25, 2019, at which time Mr. Scott was appointed chairman and Ms. McArdle joined the committee. Mr. Schall left the Reserves Committee in April 2019, and Mr. Campbell was appointed to the Reserves Committee at that time. Our Reserves Committee is composed solely of non-employee directors who are independent under our corporate governance guidelines and in accordance with our reserves committee charter. Our Reserves Committee assists our board with oversight in the preparation by independent petroleum engineers of annual and any special reserve reports and/or audits of the estimated amounts of our consolidated hydrocarbon reserves and related information. The Reserves Committee selects, engages and determines funding for the independent petroleum engineers who evaluate our hydrocarbon reserves and also determines their independence from the Company in accordance with, among other things, the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. In 2018, our Reserves Committee held six (6) meetings, including telephonic meetings.

        The written charter of the Reserves Committee adopted by our board is available on our website at www.halconresources.com.

Corporate Governance Matters

        Corporate Governance Web Page and Available Documents.    We maintain a corporate governance page on our website at www.halconresources.com/investors/corporate-governance where you can find the following documents:

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  our Corporate Governance Guidelines;

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  our Code of Ethics for the Chief Executive Officer and Senior Financial Officers;

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  our Code of Conduct;

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  our Amended and Restated Insider Trading Policy;

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  our Regulation FD Policy;

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  our Amended and Restated Equity-Based Incentive Grant Policy; and

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  charters of our Audit, Compensation, Nominating and Corporate Governance, and Reserves Committees.

        Notwithstanding any reference to our website contained in this proxy statement, the information you may find on our website is not part of this proxy statement. We will provide a printed copy of these documents, without charge, to stockholders who request copies in writing from Quentin R. Hicks, Executive Vice President and Chief Financial Officer, Halcón Resources Corporation, 1801 California Street, Suite 3500, Denver, Colorado 80202.

        Director Independence.    The current listing standards of the NYSE require our board to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each annual meeting of our stockholders. The board, on February 27, 2019, affirmatively determined that each of William J. Campbell, James W. Christmas, Michael L. Clark, Janine J. McArdle, Darryl L. Schall, Ronald D. Scott and Nathan W. Walton is an "independent director" under the guidelines described below and the independence rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual.

        In connection with its assessment of independence, our board reviewed information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director. Our board has established the following standards for determining director independence in our corporate governance guidelines:

        A majority of the directors on our board must be "independent." No director qualifies as "independent" unless the board affirmatively determines that the director has no "material relationship" with Halcón, either directly, or as a partner, stockholder or officer of an organization that has a relationship with Halcón. A "material relationship" is a relationship that the board determines, after a consideration of all relevant facts and circumstances, compromises the director's independence from management. Our board's determination of independence must be consistent with all applicable requirements of the NYSE, the SEC, and any other applicable legal requirements. Our board may adopt specific standards or guidelines for independence in its discretion from time to time, consistent with those requirements. As set forth in the NYSE Listed Company Manual Section 303A.02, our board must consider the following factors that preclude a finding by the board of a member's or prospective member's "independence" from Halcón:

          1.     A director who is, or who has been within the last three years, an employee of Halcón (including in each case subsidiaries or parent entities in a consolidated group), or an immediate family member who is, or has been within the last three years, an executive officer, of Halcón;

          2.     A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Halcón, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that, compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of Halcón need not be considered in determining independence under this test;

          3.     (A) A director is a current partner or employee of a firm that is Halcón's internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in Halcón's audit; or (D) a director or an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Halcón's audit within that time;

          4.     A director or an immediate family member who is, or who has been within the last three years, employed as an executive officer of another company where any of Halcón's present executive officers at the same time serves or served on that company's compensation committee;

          5.     A director who is a current employee, or an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Halcón for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other company's consolidated gross revenues;

          6.     Whether the director has any other relationship with Halcón, either directly or as a partner, stockholder or officer of an organization that has a relationship with Halcón; and

          7.     Whether the director is aware of any other relationships that could potentially interfere, or could appear to interfere, with his exercise of independent judgment in carrying out the responsibilities of a director, including (i) any transaction, arrangement or relationship, in the last fiscal year, involving the director, including any family members, and any other officer or director of Halcón; or (ii) any other relationship with Halcón, either directly or as a stockholder, executive officer or partner or an organization that has such a relationship, including any relationships with charitable, educational, political or other not-for-profit organizations.

        For purposes of determining "independence" of a director based on the tests set forth above, among other things, the following applies:

          A.    In applying the test in paragraph 5 above, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between Halcón and the director or immediate family member's current employer; Halcón is not required to consider former employment of the director or the immediate family member.

          B.    For purposes of paragraph 5 above, contributions to tax exempt organizations are not considered "payments," although Halcón still considers the "materiality" of any such relationship in determining the "independence" of a director.

          C.    For purposes of determining "independence," an "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares such person's home, and does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Our corporate governance guidelines set forth our policy with respect to qualifications of the members of the board, the standards of director independence, director responsibilities, board meetings, director access to management and independent advisors, director orientation and continuing education, director compensation, chairman and chief executive officer dual responsibilities, management evaluation and succession, annual performance evaluation of the board, and executive sessions.

        Nomination Process.    The Nominating and Corporate Governance Committee will consider stockholder nominees for election as directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: Halcón Resources Corporation Nominating and Corporate Governance Committee, c/o Halcón Resources Corporation, Attention: Corporate Secretary, 1000 Louisiana St., Suite 1500, Houston, Texas 77002. The stockholder's nomination notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

        In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

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  independence;

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  wisdom;

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  an understanding and general acceptance of our corporate philosophies;

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  business or professional knowledge and experience that can address our challenges and opportunities, and contribute meaningfully to the deliberations of our board of directors;

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  a proven record of accomplishment with an excellent organization;

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  an inquiring mind;

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  a willingness to speak one's mind;

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  an ability to challenge and stimulate management; and

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  a willingness to commit time and energy to our business affairs.

        In considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our board, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

        The charter of our Nominating and Corporate Governance Committee provides that the committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our board, board committees, management succession and planning, and regular meetings of our non-employee directors without management in executive sessions.

        The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for nomination to our board in connection with this year's annual meeting. The Nominating and Corporate Governance Committee has recommended Ms. McArdle and Messrs. Schall and Walton, who are current Class C directors, for re-election as the term of their class is expiring on our classified board.

        Board Diversity.    Our board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nominating and Corporate Governance Committee charter, however, requires the committee to review the composition of the board as a whole and recommend, if necessary, measures to be taken so that our board not only contains the required number of independent directors, but also reflects the balance of knowledge, experience, skills, expertise, integrity, analytical ability and diversity as a whole that the committee deems appropriate. This review includes an assessment as to our board's current and anticipated need for directors with specific qualities, skills, experience or backgrounds; the availability of highly qualified candidates; committee workloads and membership needs; and anticipated director retirements. In making its recommendations, the Nominating and Corporate Governance Committee will also consider diversity on gender, racial, ethnic and any other self-identified diversity characteristics of directors and candidates to become directors, all with a view towards enhancing the effectiveness of our board of directors. However, we do not inquire or require that directors or nominees self-identify as diverse in any particular respect, and none of our directors or nominees have elected to do so.

        Leadership Structure.    In connection with the resignation of Floyd C. Wilson from our Company on February 21, 2019, our board appointed James W. Christmas Chairman of the Board. The Board intends to make the separation of the position of Chairman of the Board and Chief Executive Officer permanent to strengthen the Company's governance structure. Previously, the roles were combined and Mr. Christmas served as lead independent director ("Lead Director"). Our board believes that no single leadership model is right for all companies at all times, and that a combined Chairman and Chief Executive Officer roles may be appropriate and efficient under certain circumstances, by fostering accountability, effective decision-making and alignment on corporate strategy while reducing the potential for fractured leadership that can undermine successful implementation of policy; however, under present circumstances and with new leadership in several key roles of the Company, our board believes that the interests of the Company and its stockholders are best served by separating the two roles. In recognition that Mr. Christmas will be required to spend substantially greater time on Company matters, particularly on an interim basis while the Company searches for a new chief executive, Mr. Christmas's compensation as a director has been adjusted as discussed under the heading "2019 Director Compensation".

        The Chairman of our board of directors is elected annually by our board. The Chairman's responsibilities and authority generally include:

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  presiding over all meetings of the board and, to the extent the Chairman is also an independent director, presiding over executive sessions of the independent directors of the board;

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  calling special meetings of the board when necessary and appropriate;

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  coordinating the agenda for, and moderating meetings of, the board;

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  facilitating communication between the board and members of senior management of the Company;

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  establishing the schedule of regular and special meetings of the board to ensure that there is sufficient time for discussion of all agenda items;

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  facilitating communications among the other members of the board;

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  consulting with the chairs of the board committees and soliciting their participation to avoid diluting their authority or responsibilities; and

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  performing other duties as the board may from time to time delegate.

        Our corporate governance guidelines currently provide that non-management directors must meet at regularly scheduled executive sessions without management. During 2018, Mr. Christmas, as Lead Director, presided over the executive sessions of our non-management directors during 2018. During 2018, our non-management directors held four (4) executive sessions without management present, and Mr. Christmas presided over each executive session.

        Risk Oversight.    It is the job of our executive officers and other members of our senior management to identify, assess, and manage our exposure to risk. In conjunction with our risk oversight program, senior management has retained outside consultants to assist in identifying, assessing, analyzing and developing plans to mitigate enterprise risks. Our board plays an important role in overseeing management's performance of these functions. Our board has approved the audit committee charter, which lists the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements. The Audit Committee is also required to discuss with management and review the mechanisms, guidelines and policies that govern the processes by which risk assessment and management are undertaken.

        Each of the board's other committees also oversees the management of risks that fall within such committee's area of responsibility. Our Compensation Committee incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our executive officers, reviews management development and determines compensation structure and amounts. Our Nominating and Corporate Governance Committee focuses on issues and risks relating to board composition, leadership structures, succession planning and corporate governance matters. The focus of our Reserves Committee is on the integrity of the process of selecting our independent petroleum engineers and whether reports prepared by our independent petroleum engineers are prepared in accordance with the accepted or required petroleum engineering standards.

        Our board receives reports from its committees regarding the risks considered in their respective areas to ensure that our board has a broad view of our strategy and overall risk management process. In performing its risk oversight function, each committee has full access to management, as well as the ability to engage advisors. Each committee's charter is available on our website at www.halconresources.com.

        Communications with Directors.    Our board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our board, to any committee of our board, to the Chairman of the board, or to any director in particular to: c/o Halcón Resources Corporation, Attention: Corporate Secretary, 1000 Louisiana St., Suite 1500, Houston, Texas 77002. Any correspondence addressed to our board, to any committee of our board, to the Chairman of the board, or to any one of the directors in care of our offices is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.

        Directors' Attendance at Stockholder Meetings.    Our corporate governance guidelines provide that our directors are encouraged, but not required, to attend annual meetings of our stockholders. None of our non-employee directors attended the 2018 annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Charter of Aircraft.    In the ordinary course of its business, Halcón occasionally charters a private aircraft for business use. Floyd C. Wilson, Halcón's former Chairman, Chief Executive Officer and President, indirectly owns an aircraft which the Company chartered from time to time. During 2018, fees for the use of Mr. Wilson's aircraft by the Company were based upon comparable costs that the Company would have incurred in chartering the same type and size of aircraft from an independent third party utilizing data from several independent third party aircraft leasing companies. The terms for this use were evaluated and approved by the Audit Committee, and subsequently by the disinterested members of our board upon the recommendation of the Audit Committee, in accordance with the Company's procedures for the review and approval of transactions with related parties. During the year ended December 31, 2018, Halcón paid approximately $0.9 million for the use of the aircraft indirectly owned by Mr. Wilson and had recorded a $0.2 million payable at year end. In 2019, the Company has terminated all charter arrangements with Mr. Wilson relating to the use of his aircraft.

        Gas Purchase and Processing Agreement.    On November 16, 2017, a subsidiary of Halcón entered into a gas purchase and processing agreement with Salt Creek Midstream, LLC ("Salt Creek") pursuant to which Halcón agreed to dedicate, for a term of 15 years, all production from its acreage in Ward County, Texas (that is not otherwise previously dedicated) and certain sections in Winkler County, Texas to natural gas gathering pipeline and processing facilities to be constructed by Salt Creek. The facilities were completed and placed in service in April 2018. The agreement with Salt Creek was the culmination of a lengthy process during which Halcón investigated the most efficient method of gathering, processing and marketing its future natural gas production in these areas. During the course of its investigation, Halcón considered the construction of Company owned gas gathering and processing facilities, Company owned high pressure pipeline to a third-party processing plant and solicited and received proposals from numerous third parties for long-term gathering and processing options. Halcón received proposals from eight midstream companies, determined that third party options were more attractive from a variety of business perspectives, and that among the proposals it received, Salt Creek's was superior. For the year ended December 31, 2018, Halcón received approximately $0.4 million from Salt Creek pursuant to the gas purchase and processing agreement.

        Certain funds under the control of Ares Management LLC ("Ares") are the majority owners and controlling parties of Salt Creek. Ares also controls other funds which own in excess of ten percent (10%) of the stock of the Company. No Ares fund that is a stockholder of the Company has an interest in Salt Creek but one of the Company's directors, who is employed by Ares, and is a director of the Company, also serves on the board of directors of Salt Creek. Due to these relationships, prior to entering into the gas purchase and processing agreement, the process by which the Company determined the Salt Creek proposal to be superior to other alternatives, as well as the terms of the agreement, were evaluated and approved in advance by the Audit Committee and the disinterested members of Halcón's board, in a vote that excluded the director who is employed by Ares in accordance with applicable Company policies, including its Code of Conduct and Corporate Governance Guidelines (copies of which are available through the Company's website at www.halconresources.com), and the Company's procedures for the review and approval of transactions with related parties.

        Pipeline Testing Services.    In February 2019, the Company entered into an agreement with Cima Inspection LLC ("Cima"), a company specializing in advanced, non-destructive methods of testing pipes and tubing, pursuant to which Cima will inspect various Company gathering and transportation assets. One of our directors owns a minority interest in Cima and currently serves, without compensation, as its chief executive officer. The engagement of Cima was the result of a lengthy process during which Halcón investigated the most cost-effective method of conducting testing on its gathering and transportation assets. Halcón considered the performance and cost of various alternatives and solicited proposals from third parties before determining that Cima's proposal offered the most timely cost efficient solution to the Company's needs. The Company expects to pay Cima not more than approximately $0.58 million during 2019 for testing services, including up to approximately $0.11 million for supplies and materials the costs of which are passed-through to the Company by Cima. As a result of the relationship of one of our directors with Cima, the process by which the Company determined the Cima's proposal to be superior to others, as well as the terms of the agreement, were evaluated and approved by the Audit Committee and the disinterested members of Halcón's board, in a vote that excluded that director in accordance with applicable Company policies, including its Code of Conduct and Corporate Governance Guidelines (copies of which are available through the Company's website at www.halconresources.com), and the Company's procedures for the review and approval of transactions with related parties.

RELATED PARTY TRANSACTION REVIEW POLICIES AND PROCEDURES

        A transaction or series of similar transactions to which we are a party in which the amount involved exceeds $120,000 and involves a director, executive officer, 5% stockholder or any immediate family members of these persons is evaluated by a special committee of disinterested directors formed by our board to evaluate such transactions. In addition, our Code of Conduct provides that every employee should disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to upper management or the Audit Committee. The Company's Code of Conduct can be found on Halcón's website located at www.halconresources.com. The Audit Committee has the authority to evaluate any such conflicts of interest and recommend actions to be taken by our board in connection with such conflicts of interest or to report the existence of any such conflicts of interest to the full board for it to take action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our voting securities to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC's regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. To our knowledge based solely on a review of copies of reports filed under Section 16(a) during the 2018 fiscal year and furnished to us, our directors, executive officers and holders of 10% or more of our shares timely filed reports required by Section 16(a).

CODE OF CONDUCT AND CODE OF ETHICS

        The Company's Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found on Halcón's website located at www.halconresources.com. Any stockholder may request a printed copy of such materials by submitting a written request to Quentin R. Hicks, Executive Vice President and Chief Financial Officer, Halcón Resources Corporation, 1801 California Street, Suite 3500, Denver, Colorado 80202. If Halcón amends the Code of Ethics or grants a waiver, including an implicit waiver, from the Code of Ethics, Halcón will disclose the information on its website. The waiver information will remain on the website for at least twelve months after the initial disclosure of such waiver.

 MANAGEMENT

        The following table sets forth the names and ages of all of our executive officers, the positions and offices with us currently held by such persons and the months and years in which continuous service began:

Name	Executive Officer Since	Age	Position
David S. Elkouri	May 2012	65	Executive Vice President and Chief Legal Officer (Principal Executive Officer)
Jon C. Wright	May 2012	49	Executive Vice President and Chief Operating Officer
Quentin R. Hicks	Aug. 2013	44	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Leah R. Kasparek	May 2012	49	Senior Vice President, Human Resources and Administration

        Our executive officers are appointed to serve until the meeting of the board following the next annual meeting of stockholders and until their successors have been elected and qualified. The following paragraphs contain certain information about each of our executive officers. Management of the day to day affairs of our Company has been entrusted on an interim basis to a committee composed of our executive officers following the resignation of our former chief executive officer in February 2019. While our executive officers on the management committee work collaboratively as a team, David S. Elkouri is the chairman of that committee, and in such capacity is serving on an interim basis as our principal executive officer.

        David S. Elkouri has served as Executive Vice President and Chief Legal Officer since April 2014 and as Chief Ethics Officer and Insider Trading Compliance Officer since August 2012. Mr. Elkouri served as Executive Vice President, General Counsel from May 2012 to April 2014. Mr. Elkouri served as Executive Vice President—General Counsel and Secretary of Petrohawk Energy Corporation from 2007 until BHP Billiton acquired Petrohawk in August 2011. He also served as Chief Ethics Officer and Insider Trading Compliance Officer of Petrohawk. From 2004 to 2007, he served as lead outside counsel for Petrohawk. Prior to that, Mr. Elkouri served as lead outside counsel for 3TEC Energy Corporation from 1999 to 2003. He also served as lead outside counsel for Hugoton Energy Corporation from 1994 to 1998. Mr. Elkouri is a co-founder of Hinkle Law Firm LLC where he practiced for 20 years prior to joining Petrohawk. Mr. Elkouri is a graduate of the University of Kansas School of Law where he served as a Research Editor of the Kansas Law Review.

        Jon C. Wright has served as Executive Vice President and Chief Operating Officer since August 2017. Mr. Wright served as Executive Vice President, Operations from September 2016 to August 2017. Mr. Wright served as Senior Vice President, Operations from December 2014 to September 2016 and as Vice President, Operations from May 2012 to December 2014. Mr. Wright served as W. Rockies Operations Manager at Newfield Exploration from 2009 until 2012. Mr. Wright also served as Lead, Production for W. Oklahoma and Lead Drilling for Woodford Shale from 2005 until 2009. Prior to that, Mr. Wright was a Senior Drilling Engineer at BP from 2004 to 2005. He also served as Drilling Engineer from 2001 to 2004. From 1997 to 2001, he held various drilling positions for Conoco. Mr. Wright has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and a Master of Business Administration degree from Rice University.

        Quentin R. Hicks has served as Executive Vice President and Chief Financial Officer since March 2019, having previously served as Executive Vice President, Finance, Capital Markets and Investor Relations since January 2018. Mr. Hicks initially joined Halcón as Director of Financial Planning in August 2012 after GeoResources merged with Halcón. He was promoted to Vice President, Finance in August 2013. In January 2016, he was promoted to Senior Vice President, Finance and Investor Relations. While with GeoResources, Mr. Hicks served as Director of Acquisitions and Financial Planning from 2011 to 2012.

From 2004 to 2011, he worked in investment banking with Bear Stearns, Sanders Morris Harris and most recently Madison Williams, where he was a Director in their energy investment banking practice. Prior to that, Mr. Hicks worked as Manager of Financial Reporting for Continental Airlines. He began his career in 1998 working as an auditor for Ernst and Young LLP. Mr. Hicks graduated from Texas A&M University with a Bachelor of Business Administration and a Master of Science degree in accounting. In addition, he holds a Masters of Business Administration degree in finance from Vanderbilt University. Mr. Hicks is a Certified Public Accountant.

        Leah R. Kasparek has served as Senior Vice President, Human Resources and Administration since December 2014. Ms. Kasparek served as Vice President, Human Resources from May 2012 to December 2014. Ms. Kasparek initially joined Halcón as Director of Human Resources in February 2012. Prior to joining Halcón, Ms. Kasparek held numerous Human Resources leadership positions across multiple industries including oil and gas, utilities and manufacturing. Ms. Kasparek served as Director of Human Resources at Southwestern Energy from 2009 to January 2012. She served as Vice President of Human Resources for CenterPoint Energy from 2004 until 2008. From 1996 to 2004, Ms. Kasparek was employed by Anheuser-Busch Companies and served as Vice President of Human Resources from 2001 until 2004. Ms. Kasparek has a Bachelor of Arts degree from the University of Louisiana at Lafayette and a law degree from the University of Houston Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following sets forth information regarding the beneficial ownership of our common stock as of March 22, 2019 by:

  •
  each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        As of March 22, 2019, approximately 164,340,608 shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Louisiana St., Suite 1500, Houston, Texas 77002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Ares Management LLC(2)	21,288,676	12.9%
Wilks Brothers(3)	15,718,609	9.6%
State Street Corporation(4)	14,888,510	9.1%
Oaktree Funds(5)	11,500,000	7.0%
BlackRock, Inc.(6)	9,695,000	5.9%
Fir Tree Capital Management LP(7)	8,390,167	5.1%
Dimensional Fund Advisors(8)	8,159,837	5.0%
Gen IV Investments(9)	8,039,931	5.0%
Floyd C. Wilson(10)	4,434,002	2.7%
Stephen W. Herod(11)	1,174,905	*
Mark J. Mize(12)	1,146,819	*
David S. Elkouri(13)	1,038,053	*
Jon C. Wright(14)	870,916	*
William J Campbell(15)	76,992	*
James W. Christmas(16)	113,068	*
Michael L. Clark	76,992	*
Janine McArdle	33.874	*
Darryl L. Schall	84,127	*
Ronald D. Scott(14)	76,992	*
Nathan W. Walton(15)	—	*
All directors and executive officers as a group (15 individuals)	10,237,363	6.1%

*
Less than 1%.

(1)
Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Shares of common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(2)
The business address of Ares Management LLC is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(3)
According to, and based solely upon, Schedule 13G/A filed by Dan H. Wilks, Staci Wilks and Wilks Brothers, LLC (collectively, "Wilks Brothers") with the SEC on February 13, 2019. The business address for Wilks Brothers is 17018 Interstate 20, Cisco, Texas 76437.

(4)
According to, and based solely upon, Schedule 13G filed by State Street Corporation with the SEC on February 13, 2019. The business address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(5)
According to, and based solely upon, Schedule 13G/A filed by Oaktree Opportunities Fund X Holdings (Delaware), L.P., Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., Oaktree Fund GP, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Group, LLC, and Oaktree Capital Group Holdings GP, LLC (collectively, "Oaktree") with the SEC on February 14, 2019. The business address for Oaktree is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(6)
According to, and based solely upon, Schedule 13G filed by Black Rock, Inc., with the SEC on February 4, 2019. The business address for Black Rock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)
According to, and based solely upon, Schedule 13D/A filed by Fir Tree Capital Management LP with the SEC on February 4, 2019. The business address for Fir Tree Capital Management LP is 55 West 46th Street, 29th Floor, New York, New York 10036.

(8)
According to, and based solely upon, Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 8, 2019. The business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)
According to, and based solely upon, Schedule 13G filed by Gen IV Investment Opportunities, LLC, LSP Generation IV, LLC and LSP Investment Advisors, LLC (collectively, "Gen IV Investments") with the SEC on January 3, 2019. The business address for Gen IV Investments is 1700 Broadway, 35th Floor, New York, New York 10019.

(10)
Includes options to purchase 2,714,835 shares of common stock at an exercise price of $5.65 to $9.24 that will expire on May 21, 2019.

(11)
Includes options to purchase 763,200 shares of common stock at an exercise price of $5.65 to $9.24 that will expire on June 20, 2019.

(12)
Includes options to purchase 750,600 shares of common stock at an exercise price of $5.65 to $9.24 that will expire on June 20, 2019.

(13)
Includes 270,640 shares of unvested restricted stock.

(14)
Includes 256,190 shares of unvested restricted stock.

(15)
The business address for Mr. Campbell is 5041 Spencer Highway, Suite 701, Pasadena, TX 77505.

(16)
Does not include 177 shares of common stock held in three trusts for his children. Mr. Christmas has no dispositive or voting power with respect to the shares held by such trusts.

(17)
The business address for Mr. Scott is 1030 Andrews Highway, Suite 200, Midland, TX 79703.

(18)
The business address for Mr. Walton is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

 EXECUTIVE COMPENSATION

        The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

  Compensation Discussion and Analysis

  Introduction

        The Compensation Committee of our board is composed entirely of independent directors. Throughout 2018 the members of the Compensation Committee were: William J. Campbell (Chairman), James W. Christmas and Michael L. Clark. Our Nominating and Corporate Governance Committee conducts an annual review of the composition of each of the committees of our board, including the Compensation Committee, and makes recommendations to our board to the extent it determines that any changes in the membership of such committees is advisable.

        Our compensation philosophies and programs are designed, structured and administered under the oversight of the Compensation Committee. Among the important responsibilities delegated to the Compensation Committee by our board is evaluating the performance of, and making recommendations on the compensation of the senior management of the Company, including the performance and compensation of the executive officers who we refer to as our "named executive officers". For the purposes of our discussion, our named executive officers for 2018 were:

Name	Title
Floyd C. Wilson*	Chairman of the Board, Chief Executive Officer and President (our principal executive officer)
Mark J. Mize*	Executive Vice President, Chief Financial Officer and Treasurer (our principal financial officer)
Stephen W. Herod*	Executive Vice President, Corporate Development
David S. Elkouri	Executive Vice President and Chief Legal Officer
Jon C. Wright	Executive Vice President and Chief Operating Officer

*
Messrs. Wilson, Mize and Herod resigned from all positions with the Company during the first quarter of 2019, which was treated as a termination by the Company without "Cause" under their respective employment agreements. As a consequence, each was entitled to certain severance benefits described in greater detail under the heading "Termination Provisions and Severance Payments".

  Overview of Our Compensation Program

        We operate in a highly competitive environment and must recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives. We use a competitive mix of fixed and at-risk compensation to achieve our goals and to align the interests of senior management and key employees to those of our stockholders. As a general matter, during 2018 total compensation for our senior management was targeted at the 50th percentile of our compensation peer group utilizing data and analyses provided by our independent compensation consultant and taking into account our assessment of management's performance, competitive market conditions and other factors that we deem relevant. We may vary from our targets where we believe doing so is necessary based upon our assessment of the risks of losing talented management or desirable in order to provide rewards we consider appropriate to measure managements' performance against our goals, and to incentivize management to implement our business objectives.

        We believe that our compensation program must be flexible due to the dynamic nature of our Company and our industry. We have needed this flexibility to appropriately manage our compensation throughout the life of our Company. Prior to the industry downturn that began in late 2014, we experienced a period of rapid growth in acreage, reserves and production and competition for talented management was intense. Then, during the midst of the downturn in 2016, due to dramatically altered industry conditions and prolonged declines in oil and natural gas prices, we downsized and reorganized, as did many in our industry. During 2017, we experienced dramatic changes to our business model as we divested substantially all of our proved reserves and production in our legacy properties and acquired our current largely undeveloped acreage position in the Delaware Basin.

        Each of these situations necessitated significant changes to our compensation approach and programs. For instance, during times of rapid growth, we historically targeted compensation in the upper quartile of our compensation peer group which we considered appropriate to recruit, motivate and retain the executive talent capable of executing a rapid growth business strategy and managing our business in a competitive environment, and because our stated willingness to embrace consolidation trends in our industry may increase the uncertainty of future employment with us as compared to some of our competitors. Recently, as discussed in greater detail below, we have targeted compensation at the 50th percentile of our compensation peer group, based, in part, on our assessment of the competitive environment for management talent. During 2016, as the Company considered possible scenarios to improve its balance sheet and capital structure, the retention of our management team was critically important to our potential long-term success and viability and, as a result, certain compensation arrangements were not necessarily tied to a target of our compensation peer group but instead based upon what was advisable under the circumstances. In summary, our compensation programs are, and we believe they must remain, adaptable and focused on enabling us to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives.

        We believe that "at-risk" compensation helps to align the interests of management with our stockholders and incentivizes management to achieve our short and long-term business objectives. At-risk compensation includes annual cash incentives with payout dependent upon our Compensation Committee's annual assessment of management performance, and long-term equity incentives. Long-term equity incentives will typically comprise more than 50% of the value of the total compensation paid to our senior management. For 2018, we targeted approximately 250% of base salary, by value, to long-term equity incentives for the named executive officers, with the exception of Mr. Wilson, whose target was 300% of base salary. We targeted this level of long-term equity incentives based upon the practices of our compensation peer group targeting the 50th percentile, the recommendations of our compensation consultant and our own view that a substantial porion of compensation should take the form of long-term incentives that incentivize management to enhance share price while taking into consideration our objective of attracting and retaining management in a competitive environment. During 2018, long-term incentives were comprised of time-vested restricted stock and stock option awards issued under the Halcón Resources Corporation 2016 Long-Term Incentive Plan, as amended, which we refer to as the "Plan". Stock options are granted with an exercise price equal to the closing market price of our common stock on the date of grant. Accordingly, stock options become valuable only if our common stock price increases above the market price on the date of grant following vesting and remains above that price at the time of exercise. Additionally, each equity award that we issue generally vests over a minimum period of three years. Awards subject to time vesting are subject to the risk of fluctuations in the trading price of our common stock and the risk of forfeiture if the individual does not remain employed by us through the vesting of the award. During 2018, based on the recommendations of our compensation consultant, to enhance retention in a volatile market environment and to mitigate the use of shares under the Plan, we utilized approximately two-thirds by value of restricted stock awards and one third by value of stock option awards.

        The relative mix of the direct elements of our 2018 executive compensation program is shown in the charts below (at target) for both our CEO and the other NEOs (in aggregate). Long-term incentive compensation, of which approximately one-half is in the form of stock option awards, represents a substantially larger proportion of total direct compensation than any other element. The charts below illustrate that the design of our executive compensation program is aligned with the interests of our shareholders. 80% of the CEO pay is at risk and 78% of NEO pay is at risk.

        We maintain stock ownership guidelines which help align the financial interest of our directors, chief executive officer and president and executive vice presidents with stockholders by requiring that such individuals directly or indirectly maintain a substantial investment in our common stock. Subject to certain exceptions contained in the stock ownership guidelines policy, all of the Company's directors and executive officers, including the named executive officers, are in compliance with the stock ownership guidelines. We believe that the structure of our compensation program helps us achieve our goals and aligns the interests of senior management with those of our stockholders by combining competitive compensation with the opportunity for greater rewards for short-term performance relative to our business objectives and long-term performance of our common stock.

  Our Compensation Committee

        The Compensation Committee of the board is comprised entirely of independent directors in accordance with the rules of the NYSE. The primary duties and responsibilities of the Compensation Committee are to establish and implement our compensation policies and programs for senior management, including the named executive officers. The Compensation Committee has the authority under its charter to select and engage the services of a compensation consultant, independent legal counsel or other advisor after considering certain factors relevant to independence from management. After conducting its independence assessment, the Compensation Committee has the sole authority to engage, obtain the advice of, oversee, terminate and determine funding for such independence professional advisers, including but not limited to consulting firms, independent legal counsel or other advisers, as the Compensation Committee determines appropriate to carry out its functions. A current copy of the Compensation Committee charter is available on our website at www.halconresources.com under the section entitled "Investors—Corporate Governance." The Compensation Committee also reviews and assesses the adequacy of its charter, at least annually, and recommends any proposed changes to our board for approval.

        The Chairman of the Compensation Committee works with our Senior Vice President, Human Resources and Administration to establish an agenda for each meeting of the Compensation Committee and, with the assistance of outside advisors, to prepare meeting materials. Various members of management, including our Chief Executive Officer and Senior Vice President, Human Resources and Administration, as well as outside advisors, may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the

Compensation Committee vote on items before the Compensation Committee; however, the Compensation Committee and the board often solicit the views of senior management on compensation matters, in particular as they relate to the compensation of other members of senior management.

  Objectives of Our Compensation Program

        Our success depends on the continued contributions of our senior management and other key employees. Our compensation program is intended to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business strategy by providing compensation that is competitive in relation to our peers while fostering an atmosphere of teamwork, recognizing overall business results and individual merit, and that supports the attainment of our strategic objectives by tying the interests of senior management and key employees to those of our stockholders through the use of annual cash incentives and equity-based compensation.

  Design of Our Compensation Program

        Our compensation program for senior management, including the named executive officers, is designed to:

  •
  provide compensation that is competitive with our compensation peer group;

  •
  balance short-term and long-term goals through the use of annual cash incentives and grants of long-term equity incentives; and

  •
  deliver a mix of fixed and at-risk compensation the value of which relates to our overall performance and the creation of stockholder value.

        Each element of compensation is considered together with the other elements of compensation to ensure that both that particular element of compensation and our overall compensation program are consistent with our goals and objectives and that our compensation practices do not encourage management to engage in inappropriate, unnecessary or excessive risk taking. We considered the following factors in determining senior management compensation for 2018, all of which were considered together, without any weighting:

  •
  the compensation practices of our compensation peer group and analysis of market practices, as prepared for us by our independent compensation consultant;

  •
  the compensation recommendations of our independent compensation consultant;

  •
  the degree and extent to which senior management achieved our business objectives;

  •
  input from the Company's Chief Executive Officer and from the Company's Senior Vice President, Human Resources and Administration on the accomplishments of senior management;

  •
  input from members of senior management on their individual contributions; and

  •
  the challenges to our ability to attract, retain and appropriately motivate strong senior management.

  The Role of Our Independent Compensation Consultant

        The Compensation Committee has historically retained Longnecker & Associates, Inc. ("Longnecker") to advise on executive compensation and, in that capacity to, among other things, make recommendations regarding an appropriate compensation peer group, to assist the Compensation Committee in establishing a competitive executive compensation program and to make recommendations and provide analysis regarding the compensation of senior management, including the named executive officers. In accordance with the NYSE rules, the Compensation Committee annually considers the independence of Longnecker from Company management based upon various factors, including the magnitude of any fees received from the Company relative to Longnecker's annual gross revenues; whether the individuals that advise the Compensation Committee participate directly or by collaboration with others within Longnecker in the provision of any services or products to the Company; whether Longnecker provided any products or services to any executive officer of the Company; and whether the individuals that advise the Compensation Committee own any Company securities. In conducting its evaluation, the Compensation Committee obtains from, and relies upon, responses from Longnecker relating to the foregoing. After considering these various factors and Longnecker's responses, the Compensation Committee determined that Longnecker was independent of Company management during the relevant periods covered by this report. No conflicts of interest or issues involving the independence of Longnecker arose during the periods covered by this report.

        Longnecker is engaged by, and reports directly to, the Compensation Committee in carrying out its duties, and works with our Senior Vice President, Human Resources and Administration when preparing materials for the Compensation Committee. During 2018, representatives of Longnecker attended Compensation Committee meetings, met with the Compensation Committee without management being present and provided third-party data, analysis, advice and expertise on executive compensation matters and competitive executive compensation programs. We considered and relied upon this data, Longneckers' analyses of the data and its recommendations in establishing our compensation peer group and compensation programs, including the mix and amount of compensation utilized for our senior management, including the named executive officers. Longnecker also advised the Compensation Committee regarding the form of the employment agreement for senior management originally formulated in 2012, and which we continue to use today.

        In assisting the Compensation Committee, Longnecker generates reports that include a compilation of compensation data based upon our compensation peer group (discussed below) and particularized data for industry participants to the extent Longnecker determines that such additional data would prove useful. At the direction of the Compensation Committee, Longnecker will also review any materials relating to compensation that are prepared by senior management and advise the Compensation Committee as to the consistency of management proposals with the committee's compensation philosophy, programs and objectives.

        Our Compensation Committee annually reconsiders, with the advice and assistance of Longnecker, the composition of our compensation peer group and will recommend changes to the peer group so that it reflects, in the estimation of Longnecker and our Compensation Committee, a mix of companies that share pertinent characteristics with our Company and that are potential competitors with us for management talent. Changes to the composition of our compensation peer group may occur in response to, among other things, changes in our business, including assets, production levels, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value, and as a consequence of business combinations involving members of our peer group. Longnecker advises us on the composition of our compensation peer group and provides reports and analyses on their compensation and benefits practices.

  Our Compensation Peer Group

        In developing our compensation structure, we review the compensation and benefit practices, as well as levels of pay, of a compensation peer group of oil and natural gas exploration and development companies selected by the Compensation Committee. In preparation for our 2018 compensation review, Longnecker provided compensation data and analyses, which included, among other things, (1) the companies reviewed in their analysis of an appropriate compensation peer group recommendation; (2) compensation data of the recommended compensation peer group; and (3) particularized data for industry participants to the extent Longnecker determined that such additional data would prove useful in our compensation process.

        We periodically review, evaluate and update our compensation peer group to provide ongoing comparability for compensation purposes. Adjustments to our compensation peer group are made due to business combinations or sales of peer group companies, as well as when necessary, in the opinion of our Compensation Committee, to better reflect the companies that compete with us for management talent and share common characteristics with our business, such as assets, production levels, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value. For the compensation structure developed for 2018, our compensation peer group consisted of the following companies:

• Approach Resources, Inc.	• PDC Energy, Inc.
• Callon Petroleum Company	• QEP Resources, Inc.
• Carrizo Oil & Gas, Inc.	• Resolute Energy Corporation
• Energen Corporation	• RSP Permian, Inc.
• EP Energy Corporation	• Sandridge Energy, Inc.
• Laredo Petroleum, Inc.	• SM Energy Company
• Matador Resources Company

        In conjunction with our consideration of 2019 compensation, including annual cash incentives for 2018 performance, we asked Longnecker to revisit our compensation peer group and provide advice regarding any recommended changes. As a result, Longnecker recommended changes to our peer group to reflect our current assets, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value, as well as to eliminate companies that had been acquired, merged into another company or had announced an intention to do so. Based upon the recommendations of Longnecker, our Compensation Committee approved the following companies to serve as our compensation peer group for 2019:

• Approach Resources, Inc.	• PDC Energy, Inc.
• Callon Petroleum Company	• QEP Resources, Inc.
• Carrizo Oil & Gas, Inc.	• Resolute Energy Corporation
• Earthstone Energy, Inc.	• Rosehill Resources Inc.
• EP Energy Corporation	• Sandridge Energy, Inc.
• Highpoint Resources Corporation
• Jagged Peak Energy Inc.
• Laredo Petroleum, Inc.

  Elements of Compensation

        The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives and post-termination severance (under certain circumstances), and other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan and limited tax gross ups for life insurance. Previously, we reimbursed certain club dues for our former Chief Executive Officer and our former Chief Financial Officer and provided limited tax gross ups for these memberships and parking. The Compensation Committee does not plan to provide these perquisites in the future. From time to time, the Compensation Committee may vary the mix of compensation utilized, depending upon the Compensation Committee's current view of the most effective method to provide incentives under current market conditions, taking into account the compensation practices of our compensation peer group and the advice of our independent compensation consultant.

        As noted earlier, we generally target total compensation for our senior management at approximately the 50th percentile of our compensation peer group; however, our approach is flexible and is based upon our assessment of many factors. For instance, we have targeted compensation in the upper quartile of our compensation peer group at times of rapid growth, as we considered it necessary for us to recruit, motivate and retain the executive talent capable of executing a rapid growth business strategy and managing our business in a competitive environment, in part because we compete for executive talent with a much broader industry group than our compensation peer group, including larger, more established industry participants, and because our stated willingness to embrace consolidation trends in our industry may increase the uncertainty of future employment with us as compared to some of our competitors. However, as conditions have changed, our compensation targets have also changed. In making these determinations we take into account, among other factors, corporate performance, projected growth in the Company, an executive's experience and value to the Company, individual performance and the current competitive environment for talented management. Thus, from time to time, we vary targeted compensation and the balance of each element of compensation relative to our compensation peer group depending on our assessment of these factors and our view of the most effective means of achieving our business objectives under the circumstances. While during periods of rapid growth we have targeted compensation as high as the 75th percentile of our compensation peer group, in recent years, in response to our assessment of the factors enumerated above, we have targeted compensation at approximately the 50th percentile of our compensation peer group. We maintained this 50th percentile target for 2018 for total compensation, base salaries and long-term equity awards, and we continued to use a mix of restricted stock and stock options; however, in the past we would typically target a relatively equal mix by value of restricted stock and stock option awards for senior management, whereas for 2018, we used a larger percentage of restricted stock awards by value (2/3rds), based on the recommendations of our compensation consultant and with a view toward enhancing our ability to retain talent in a volatile market environment as well as conserve the use of shares under the Plan. We varied from our total compensation targets of our compensation peer group in that we did not pay any annual cash incentives to Messrs. Wilson, Herod or Mize for 2018 performance, in large part due to the failure of senior management to meet the performance metrics established by our Compensation Committee, discussed in greater detail below, and also because it was apparent that each would be departing the Company and was entitled to receive significant payments under their respective employment agreements. We did award bonuses of approximately 25% of base salary to Messrs. Elkouri and Wright, based on their individual contributions during the year and their importance to our Company as we transitioned additional leadership responsibilities to them in the wake of the departures of Messrs. Wilson, Herod and Mize.

  Base Salary

        We review base salaries for our executive officers annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group, the relationship among base salaries paid within our Company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our compensation program design objectives, which include a greater emphasis upon the incentive elements of compensation without sacrificing our ability to recruit, motivate and retain executive talent in a competitive environment.

        For 2018, we maintained base salaries of the named executive officers at the same levels as in 2017, as such amounts remain competitive utilizing our 2018 compensation peer group targeting the 50th percentile of that group for comparable positions, with the exception of an increase in Mr. Wright's base salary of $25,000 per annum to align his base salary with such target. Base salaries for all of our named executive officers in 2018 were as follows:

Name	2018 Base Salary
Floyd C. Wilson	$800,000
Stephen W. Herod	$450,000
Mark J. Mize	$400,000
David S. Elkouri	$400,000
Jon C. Wright	$425,000

  Annual Cash Incentives

        Annual cash incentives for 2018 performance were determined following the end of the year on the basis of management performance during 2018. At the beginning of the year, the Compensation Committee established certain operating and financial performance metrics, assigned them relative weightings and established annual targets for payout for each of them. The targeted payouts for each of the named executive officers ranged from 50% of base salary for achieving the minimum annual targets, 100% for achieving more aggressive annual targets and 200% for achieving the most aggressive, or "stretch," annual targets. The targets at the 100% payout level were intended to be achievable but challenging to reach. As a general matter, the Compensation Committee assigns a relative weight of approximately 50% to corporate performance and 50% to individual performance in considering annual cash incentives; however, ultimately, any such award is entirely discretionary, as our Compensation Committee believes retaining discretion over the amount of such awards is imperative in light of the dynamic nature of the Company's activities, the potential for rapid changes in the business environment and the limitations inherent in quantitative measures of performance under such circumstances. Further, our Compensation Committee views the successful implementation of our goals as a "team" effort and has therefore not established individualized performance targets or goals, although our Compensation Committee does recognize that each member of senior management will contribute to the overall success in the achievement of our goals to varying degrees, and it takes these relative contributions into account when considering compensation generally, and annual cash incentives in particular.

        The operating and financial performance metrics established for 2018 performance were:

  •
  net debt to last quarter annualized adjusted EBITDA;

  •
  adjusted cash flow per share (fully diluted);

  •
  drilling and completion capital expenditures relative to growth in proved developed producing reserves per Boe;

  •
  lease operating expense and workover costs per Boe;

  •
  cash general and administrative costs per Boe; and

  •
  a health and environmental safety metric based on the total recordable incident rate of Company employees and contractors, as well as barrels spilled per million barrels of oil and water produced.

        In the future, for a variety of reasons, such as to assist in communicating corporate objectives and setting definitive expectations and rewards for senior management, we may elect to establish bonus targets and performance targets that must be met in whole or in part to qualify for annual cash incentives and in conjunction therewith we may limit the discretion of our Compensation Committee or board of directors in determining annual cash incentives. However, as a general matter we do not believe that a formulaic or inflexible compensation program will necessarily provide appropriate incentives or rewards for the performance that we expect and, therefore, we intend to retain discretion to alter performance factors and targets as circumstances warrant and, in assessing the performance of the Company or an individual, to take such factors into consideration as we may deem relevant from time to time. Accordingly, compensation, including annual cash compensation, may vary greatly from year to year and from executive to executive as a consequence of corporate performance and individual contribution relative to such factors that we may consider important, which may carry varying weight over time depending on the circumstances.

        During 2018, performance on each of the metrics established by the Compensation Committee failed to meet the minimum threshold levels established by the Compensation Committee, with the exception of the health and environmental safety target, with respect to which performance was better than the minimum targets for both total recordable incident rate and barrels spilled per million barrels of oil and water produced. The Compensation Committee did consider various other accomplishments of management during 2018, including:

  •
  the successful sale of the Company's water infrastructure assets;

  •
  success in acquiring acreage focused around the Company's existing Delaware basin position on attractive terms; and

  •
  significantly reducing headcount.

        The Compensation Committee also considered the performance of the Company's common stock, as reflected in its trading price and the various factors unrelated to specific management accomplishments during the year affecting it. Taking these factors into account, the Compensation Committee determined that management performance during 2018 did not warrant the payment of annual cash incentive awards to Messrs. Wilson, Herod and Mize. In addition, the Compensation Committee considered that each of Messrs. Wilson, Herod and Mize would be departing the Company and entitled to receive significant payments under their respective employment agreements. The Compensation Committee did recommend an award of annual cash incentives equal to approximately 25% of base salary to Messrs. Elkouri and Wright, based, in its view, on their individual contributions during the year and their importance to our Company as we transitioned additional leadership responsibilities to them in the wake of recent management departures. Annual cash incentives for 2018 performance appear under the column heading "Bonus" in the "Summary Compensation Table" below.

  Long-term Incentives

        Long-term incentives comprise a significant portion of an executive's compensation package. Long-term incentives are consistent with our objective of providing an "at-risk" component of compensation. Historically, we have awarded grants of restricted stock and stock options to senior management, including the named executive officers. Each of these awards is discussed in more detail below. We have utilized this combination of awards because of their differing risk and reward characteristics. From time to time, we may utilize a different mix of these awards or utilize other forms of awards, such performance shares or stock appreciation rights, each of which is permitted under the Plan, depending upon the Compensation Committee's current view of the most efficacious method to provide incentives under current market conditions and taking into account the practices of our compensation peer group. Regardless of the nature of the award, our Compensation Committee recommends, and the board approves, the type and amount of awards that will be made to all employees, as well as the type and size of individual grants for each member of senior management.

        All grants of equity awards are made in accordance with our Equity-Based Incentive Grant Policy, which sets forth the timing of awards and the procedures for making awards and, in the case of stock options and stock appreciation rights, for determining the exercise price or grant value, respectively, of the award. The amounts granted will vary each year and are based on our analysis of compensation peer group data and the total compensation package of each member of senior management. Previous awards and grants, whether vested or unvested, may be considered by the Compensation Committee in establishing the current year's awards, but was not a significant influence in our compensation practices for 2018.

        As noted above, for 2018 we targeted the 50th percentile of our compensation peer group for total compensation, including long-term equity awards, and we continued to use a mix of restricted stock and stock options; however, we used a larger percentage of restricted stock awards by value (2/3rds) than our compensation peer group, based on the recommendations of our compensation consultant and with a view toward enhancing our ability to retain talent in a volatile market environment as well as conserve the use of shares under the Plan. At equivalent values, stock option awards utilize a greater number of shares because they have an exercise price equal to the trading price on the date of grant, thereby requiring appreciation in stock price over the contractual term of the award to achieve value. The shares of restricted stock and stock options awarded in 2018 vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, provided that the recipient has been continuously employed at such date. The exercise price of the stock options was equal to the closing price on the date of grant in accordance with the terms of our Equity-Based Incentive Grant Policy. The long-term incentive information related to the named executive officers during fiscal year 2018 is included in the "Summary Compensation Table" set forth below. Additional information on long-term incentive awards for 2018 is shown in the tables entitled "Grants of Plan-Based Awards in 2018" and "Outstanding Equity Awards at December 31, 2018". Information regarding long-term equity incentives granted to the named executive officers subsequent to fiscal 2018 is set forth below under the heading "Compensation Adjustments Subsequent to Fiscal Year End."

  2016 Long-Term Incentive Plan

        We grant equity awards under the Plan which became effective on September 9, 2016 and originally provided for a total of 10,000,000 shares of common stock. On March 6, 2017, the holders of a majority of our outstanding voting stock approved an amendment to the Plan to increase by 9,000,000 the maximum number of shares of common stock that we may issue under the Plan (subject to adjustment to prevent dilution or enlargement of the rights of participants under the Plan) from 10,000,000 to 19,000,000, which became effective on April 6, 2017. The Plan facilitates the issuance of future long-term incentive awards as part of our overall compensation program and is administered by our Compensation Committee.

        As of March 22, 2019, a total of 5,374,056 shares of common stock had been granted as restricted stock and were outstanding, 7,374,844 shares were reserved for the exercise of outstanding stock options and 1,033,948 shares of our common stock remained available for issuance pursuant to the Plan. The Plan permits granting awards in a wide variety of forms, including options to purchase our common stock, shares of restricted stock, restricted stock units (granting the recipient the right to receive common stock), shares of incentive stock (common stock issued without a restriction period), stock appreciation rights, performance units (settled in common stock or cash) and performance bonuses (settled in common stock or cash). We currently utilize as awards under the Plan only restricted stock and stock options, each of which is discussed in more detail below.

        The Plan will expire on September 9, 2026. No grants will be made under the Plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the award and of the Plan. Our board may, in its discretion, terminate the Plan at any time. The termination of the Plan would not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The board may at any time, amend the Plan in whole or in part. Any amendment that must be approved by our stockholders to comply with the terms of the Plan, applicable law or the rules of the principal securities exchange, association or quotation system on which our common stock is then traded or quoted will not be effective unless and until such approval has been obtained. The board is not permitted, without the further approval of the stockholders, to make any alteration or amendment that would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares that may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive awards under the Plan or extend the term of the Plan.

  Stock Options

        An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide participants with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by us. Stock options link the option holder's compensation to stockholders' interests by providing an incentive to increase the market price of our stock.

        Option grants to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in February, after our year-end results become available. Our practice is that the exercise price for each stock option is the market value on the date of grant, which is normally the date that our Compensation Committee approves the award at a meeting of the Compensation Committee or a trading day after our release of earnings or other material nonpublic information in accordance with our Equity-Based Incentive Grant Policy. Our current policy provides for grants to be made or priced only during a trading window, as set forth in our Amended and Restated Insider Trading Policy, and within such window only at such time as there is no material non-public information regarding the Company. Under the Plan, the stock option price may not be less than the fair market value (the closing market price) of the shares on the date of grant. With respect to employees who are not executive officers, the Compensation Committee typically delegates the authority to make such grants to our chief executive officer but specifies the total number of shares that may be subject to grants and the other material terms of the grants. All proposed stock options to new-hire employees are required to be approved by our Compensation Committee. Alternatively, our Compensation Committee may authorize in writing, in advance of any fiscal quarter, the number of shares underlying stock options that may be granted to new-hire employees for the following fiscal quarter and provide that our chief executive officer may allocate such stock options at his discretion.

        Stock options generally vest and become exercisable one-third annually after the original grant date. In certain instances, however, stock options may vest on an accelerated basis, such as in the event an executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all stock options held by the executive may automatically vest and become exercisable in accordance with the terms outlined in his or her stock option award agreement or employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all stock options held by each executive to automatically vest and become exercisable in the event his employment is terminated by us without cause, by the executive for good reason or with or without good reason within a two-year period following a change of control of our Company.

        There is a limited term in which an executive can exercise stock options, known as the "option term." The option term is generally ten years from the date of grant, which is the maximum term of an option permitted under the Plan. At the end of the option term, the right to purchase shares pursuant to any unexercised option expires.

        During 2018, each of the named executive officers received a mix of restricted stock and stock options under the Plan. Information on these grants, including the number of shares subject to each grant and, in the case of stock options, the exercise price, is shown in the table below entitled "Grants of Plan-Based Awards in 2018."

  Restricted Stock Awards

        Restricted stock awards are shares of our common stock that are awarded with the restriction that the executive remain with us through certain "vesting" dates. Prior to the restrictions thereon lapsing, the participant may not sell, transfer, pledge, assign or take any similar action with respect to the shares of restricted stock which the participant owns. Despite the restrictions, each participant will have full voting rights and will receive any dividends or other distributions, if any, with respect to the shares of restricted stock which the participant owns. Once the restrictions lapse with respect to shares of restricted stock, the participant owning such shares will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws.

        Restricted stock awards to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in February, after our year-end results become available. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. The purpose of granting restricted stock awards is to encourage ownership and retention of our senior management and business decisions that may drive stock price appreciation. Recognizing that our business is subject to significant fluctuations in commodity prices that may cause the market value of our common stock to fluctuate, we also intend the awards to provide an incentive for senior management to remain with us throughout commodity price and business cycles.

        Restricted stock awards generally vest one-third annually after the original award date. Future vesting requirements impose limitations on the recipient, such that they do not become unconditionally entitled to retain any of the shares of restricted stock subject to vesting until the applicable vesting date, subject to certain exceptions related to termination of employment. Any unvested restricted stock awards generally are forfeited if the executive terminates employment with us. In certain instances, however, restricted stock awards may vest on an accelerated basis, such as in the event of the executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all restricted stock awards held by the executive may automatically vest in accordance with the terms outlined in the restricted stock award agreement or the employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all restricted stock awards held by an executive to automatically vest in the event his employment is terminated by us without cause or by the executive with good reason.

        The restricted stock grants to the named executive officers during fiscal year 2018 are shown below in the table entitled "Grants of Plan-Based Awards in 2018."

  Retirement Benefits

        We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including the named executive officers, are currently provided principally through a tax-qualified profit sharing and 401(k) plan (our "Savings Plan"), in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $18,500 in calendar year 2018, plus up to an additional $6,000 in the form of "catch-up" contributions for participants age 50 and above, and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We match 100% of the amount an employee contributes to the Savings Plan, subject to a 10% maximum based on the employee's compensation as defined in the Savings Plan. Members of senior management participate in the Savings Plan on the same basis as other eligible employees.

        The Savings Plan provides for various investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The independent trustee of the Savings Plan then invests the assets of the Savings Plan as directed by participants. The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions. We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to recruit and retain senior and experienced mid- to late-career executive talent for critical positions within our organization.

  Outstanding Equity Awards Under the Plan

        The following tables represent outstanding equity awards under the Plan as of December 31, 2018. We do not issue awards under any other plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options(#)	Weighted-Average Exercise Price of Outstanding Options	Average Remaining Contractual Life (Years)
Stock Options	7,468,926	$8.34	8.1

Number of Securities to be Issued Upon Vesting(#)
Restricted Stock	2,272,893

        As of December 31, 2018, a total of 4,909,331 shares were available for future grants under the Plan. As of March 22, 2019, approximately 1,033,948 shares of our common stock are available for future grants under the Plan.

  Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        We have employment agreements with each member of our senior management, including the named executive officers. Strong competition for management talent and uncertainty generated by our stated willingness to embrace consolidation trends in our industry led us to conclude that it was appropriate and in our best interests to enter into such employment agreements. Our independent compensation consultant advised our Compensation Committee regarding the form of the employment agreement used for senior management.

  Term of Employment Agreements

        Until his resignation in 2019, Mr. Wilson's employment agreement was for a term of two years, expiring on June 1, 2020. The term of employment of each of our other named executive officers is one year, with automatic one-year extensions unless either party provides written notice thirty days prior to expiration of the initial term or any extension. Our failure to renew an executive's employment agreement is considered a termination without cause under each employment agreement.

  Compensation and Benefits

        The salary payable to each of the named executive officers during 2018 is the amount set forth under the column entitled "—2018 Base Salary" in the Summary Compensation Table above. The salary of each named executive officer is subject to periodic review and may be increased from time to time by the Compensation Committee and our board. Each named executive officer is eligible to receive performance based bonuses, grants of stock options, restricted stock or other equity awards as determined in the discretion of the Compensation Committee and our board. Each of the named executive officers is also entitled to reimbursement for reasonable business expenses and to participate in our life, health, and dental insurance programs, and all other employee benefit plans which we may, from time to time, make available. We provide limited tax gross-ups for life insurance, parking and country club memberships and certain other benefits.

        Mr. Wilson was entitled under his employment agreement to receive a vehicle allowance and reimbursement for reasonable fees and membership dues for one Houston area country club. Mr. Mize was entitled under his employment agreement to be reimbursed for reasonable fees and membership dues for one Houston area country club.

        Our use of expense reimbursement and perquisites as an element of compensation is limited. We do not view these items as a significant element of our compensation structure but do believe that they can be used in conjunction with base salary to recruit, motivate and retain executive talent in a competitive environment. The Compensation Committee periodically reviews these items provided to determine if they are appropriate and if any adjustments are warranted.

  Termination Provisions and Severance Payments

        We may terminate each named executive officer's employment upon disability, and at any time for cause or without cause. Each named executive officer may terminate his or her employment at any time, and such termination will be deemed to be with "good reason" if it is based on a material reduction in base salary; a material reduction in authority, responsibilities or duties or those of the supervisor to whom the named executive officer reports; a material reduction in the budget over which the named executive officer retains authority; a permanent relocation of the named executive officer's principal place of employment to any location outside a fifty mile radius of the location from which named executive officer provides services to the Company; or any uncured material breaches of the employment agreement by us. If the employment of any of the named executive officers is terminated by death or disability, such named executive officer (or his or her personal representative in the event of death) is entitled to receive accrued unpaid base compensation, plus an optional bonus to be determined by the Compensation Committee, and all stock options and other incentive awards held by the named executive officer will become fully vested and immediately exercisable, and all restrictions on any shares of restricted stock will be removed. If the employment of any of the named executive officers is terminated by us for cause, such named executive officer (or his or her personal representative in the event of death) is entitled to receive accrued unpaid base compensation.

        If the employment of any named executive officer is terminated by us without cause or by such named executive officer with good reason, and such termination is not within two years after a change in control, such named executive officer will be entitled to the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to one year's base salary plus the higher of the current year target bonus or the bonus paid for the preceding year, payment of the premiums for medical, vision and dental insurance for the executive and his or her dependents for up to one year following termination, and the full vesting of all unvested options and all restrictions removed from shares of restricted stock.

        If such named executive officer is terminated by us without cause or such named executive officer terminates his or her employment with the Company with or without good reason, and such termination is within two years after a change in control, such named executive officer will be entitled to receive the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to a multiple (which varies by individual) of base salary plus the higher of the current year target bonus or the bonus paid for the year prior to termination or the year in which the change of control occurred, payment of the premiums for medical, vision and dental insurance for the executive and his or her dependents for up to eighteen months following termination, and the full vesting of all unvested options and all restrictions removed from shares of restricted stock. The multiplier for Mr. Wilson is 3.0, for Messrs. Herod, Mize and Elkouri it is 2.5, and for Mr. Wright it is 2.0. In addition, if a bonus for the named executive officer for the year immediately preceding the termination has been determined but not paid as of the date of termination, the named executive officer will be paid the bonus so determined; and if such a bonus has not been determined, then the named executive officer will be paid a bonus equal to the greater of such named executive officer's target bonus for such year, or for the year in which the termination occurs or the change of control occurs, or the bonus paid to executive for the year immediately preceding the year in which the change of control occurs. If the employment of such named executive officer is terminated by such named executive officer without good reason and not within two years after a change in control, such named executive officer is entitled to receive accrued unpaid base compensation.

        The employment agreements with the named executive officers generally define a change of control to mean any of the following events:

  •
  any person or group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of our outstanding voting stock;

  •
  our merger with or consolidation into another entity and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting entity is then "beneficially owned" in the aggregate by our stockholders immediately prior to such merger or consolidation, or (b) the individuals who were members of our board of directors immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting entity;

  •
  we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to a third party in one transaction or a series of related transactions;

  •
  individuals who constitute our board of directors cease for any reason to constitute at least a majority of our board of directors unless such persons were elected, appointed or nominated by a vote of at least a majority of our incumbent directors; or

  •
  the complete liquidation or dissolution of our Company.

        In our view, having the change of control and severance protections helps to maintain the named executive officer's objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders. The disposition of our Williston Basin oil and natural gas properties in September 2017 constituted a sale of substantially all of our assets and, therefore, a change of control under the terms of our employment agreements with senior management.

        The following table sets forth the estimated amounts that would be payable to each of the named executive officers upon a termination under the scenarios outlined above, excluding termination for cause or on account of death or disability, assuming that such termination occurred on December 31, 2018 and using the closing price of our common stock at December 31, 2018 for purposes of the calculations as required by the SEC. The dollar amounts set forth under the column heading "Early Vesting of Restricted Stock/Options" correspond to the amounts that would be paid, in addition to accrued and unpaid salary through the date of death or disability, in the event of the death or disability at year-end of each of the executives. There can be no assurance that these scenarios would produce the same or similar results as those disclosed if a termination occurs in the future.

	Severance Payment(1)	Early Vesting of Restricted Stock/ Options(2)	Other(3)	Total
Without Cause/For Good Reason
Floyd C. Wilson	$1,600,000	$425,221	$36,784	$2,062,005
Stephen W. Herod	$900,000	$199,325	$36,784	$1,136,109
Mark J. Mize	$800,000	$177,174	$36,784	$1,013,958
David S. Elkouri	$800,000	$177,174	$24,925	$1,002,099
Jon C. Wright	$850,000	$177,174	$36,784	$1,063,958
Following Change of Control
Floyd C. Wilson(4)	$4,800,000	$425,221	$55,177	$5,280,398
Stephen W. Herod(4)	$2,250,000	$199,325	$55,177	$2,504,502
Mark J. Mize(4)	$2,000,000	$177,174	$55,177	$2,232,351
David S. Elkouri	$2,000,000	$177,174	$37,388	$2,214,562
Jon C. Wright	$1,700,000	$177,174	$55,177	$1,932,351

(1)
Represents total annual cash compensation (2018 base salary plus target bonus, which is 100% of base salary for each officer, in accordance with the terms of the employment agreement), which, in the event of a change of control, has been multiplied by the applicable multiplier set forth in each officer's employment agreement.

(2)
The value of unvested restricted stock and stock options that would vest under each termination scenario is based on the closing price of our common stock on December 31, 2018.

(3)
Represents an estimate of health insurance benefits to be provided to the named executive officer and each eligible dependent under each of the scenarios based on actual insurance amounts paid out in 2018.

(4)
Messrs. Wilson, Herod and Mize resigned their employment with the Company in early 2019, which as noted previously, was treated as a termination without "Cause" by the Company under their respective employment agreements. Also, as noted above, the sale of substantially all of the Company's assets during 2017 was a change of control under the employment agreements of each of our named executive officers, including Messrs. Wilson, Herod and Mize. Accordingly, upon termination of the employment of each of Messrs. Wilson, Herod and Mize, each received severance payments in accordance with his respective employment agreement, together with early vesting of restricted stock and stock options and access to health insurance benefits provided therein.

  Indemnity Agreements

        We have entered into an indemnity agreement with each of our non-employee directors and Messrs. Wilson and Mize. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors' and officers' liability insurance policy we choose, in our discretion, to maintain. These indemnity agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our certificate of incorporation, bylaws and applicable law. We believe these indemnity agreements enhance our ability to recruit and retain knowledgeable and experienced executives and independent, non-management directors.

  Tax Deductibility

        We believe that it is in our best interest to pay compensation consistent with our compensation philosophies and objectives, even if it results in the non-deductibility of some compensation under the Code. Accordingly, deductibility under Section 162(m) of the Code has not influenced our compensation decisions. Further, recent tax law changes to Section 162(m) of the Code have expanded the limitations on the deductibility of compensation in excess of $1 million paid to certain executives to include our chief financial officer, as well as our chief executive officer and our three next most highly compensated executive officers, as well as eliminating the exception previously available for certain performance-based compensation.

  Say on Pay Vote Results

        Our success depends substantially on the performance of our executive officers and other key employees. The loss of any member of the senior management team or other key employees could negatively affect our ability to execute our business strategy. Our responsibility is to implement compensation programs that attract and retain the management talent necessary for the Company execute its business plans and grow stockholder value.

        At the 2017 annual meeting of our stockholders, we asked our stockholders to approve, in an advisory vote, the compensation of our named executive officers. Our stockholders broadly endorsed the compensation of our named executive officers, with approval by 83.5% of the votes cast on our "Say on Pay" proposal (excluding broker non-votes and abstentions). Further, also at our 2017 annual meeting, we asked stockholders to vote on the frequency with which we should hold a vote on Say on Pay. Our stockholders endorsed by roughly the same margin, 81.2%, holding a vote once every three years. Accordingly, our next Say on Pay vote proposal for stockholders will be at our annual shareholders meeting in 2020. Nonetheless, we engage in regular discussions with our stockholders on many aspects of our business, and to the extent that during those discussions we receive stockholder feedback on our compensation practices, our Compensation Committee takes that feedback into account, along with the advice and guidance of our independent compensation consultants, as our Compensation Committee endeavors to ensure that our executive compensation programs are consistent with our objective of ensuring we are able to recruit, motivate and retain the executive talent required to successfully manage and grow our business.

  Reported Compensation vs. Realized Compensation

        The following chart illustrates the difference between reported compensation in the Summary Compensation Table and the CEO's total realized compensation for the same time periods. The lower realized compensation value demonstrates our programs' responsiveness to changes in our share price, and is a result of a number of factors including below-target performance driving reduced bonus payouts and lower realized value on equity awards.

	2016		2017		2018
Year	As Reported	Realized	As Reported	Realized	As Reported	Realized
Salary	$750,000	$750,000	$800,000	$800,000	$800,000	$800,000
Bonus	$3,275,000	$3,275,000	$1,400,000	$1,400,000	—	—
Stock Awards	$8,604,750	$4,351,195	$2,405,716	$4,842,490	$1,413,235	—
Options/SAR Awards	$11,463,436	—	$2,721,241	—	$706,243	—
All Other Compensation	$31,510	$31,510	$26,536	$26,536	$27,338	$27,338

Total	$24,124,696	$8,407,705	$7,353,493	$7,069,026	$2,946,816	$827,338

        Reported Compensation:    Salary, bonus earned, and target long-term incentive grants as disclosed in the Summary Compensation Table.

        Realized Compensation:    Salary, bonus earned, value of restricted stock vesting and option values based on inputed gain upon exercise (if any) during each year.

Summary Compensation Table

        The table below sets forth information regarding compensation for our named executive officers for the years indicated (commencing with the first year in which such officer became one of our named executive officers):

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option/SAR Awards(3)	All Other Compensation(4)	Total
Floyd C. Wilson	2018	$800,000	—	$1,413,235	$706,243	$27,338	$2,946,816
Chairman of the Board, Chief	2017	$800,000	$1,400,000	$2,405,716	$2,721,241	$26,536	$7,353,493
Executive Officer and	2016	$750,000	$3,275,000	$8,604,750	$11,463,436	$31,510	$24,124,696
President
Stephen W. Herod	2018	$450,000	—	$662,463	$331,042	$26,234	$1,469,739
Executive Vice President,	2017	$450,000	$787,500	$629,688	$712,269	$26,536	$2,605,993
Corporate Development	2016	$450,000	$965,000	$2,252,250	$3,000,497	$31,510	$6,699,257
Mark J. Mize	2018	$400,000	—	$588,843	$294,195	$46,595	$1,329,633
Executive Vice President,	2017	$400,000	$600,000	$629,688	$712,269	$41,938	$2.383,895
Chief Financial Officer and	2016	$400,000	$946,667	$2,252,250	$3,000,497	$38,461	$6,637,875
Treasurer
David S. Elkouri	2018	$400,000	$100,000	$588,843	$294,195	$131,848	$1,514,886
Executive Vice President	2017	$400,000	$700,000	$629,688	$712,269	$26,536	$2,468,493
and Chief Legal Officer	2016	$375,000	$937,500	$2,252,250	$3,000,497	$31,510	$6,596,757
Jon C. Wright	2018	$425,000	$106,250	$588,843	$294,195	$19,160	$1,433,448
Executive Vice President	2017	$400,000	$700,000	$516,669	$584,425	$18,648	$2,219,742
and Chief Operating Officer

(1)
Represents actual base salary paid in the year.

(2)
Represents an annual cash incentive bonus paid subsequent to year end for prior year performance, and with respect to 2016, a retention bonus paid in 2016 in connection with our reorganization.

(3)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in "Note 12—Stockholders' Equity" to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. See "Grants of Plan-Based Awards in 2018" for information on awards made in 2018. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)
For 2018, the amounts reported for "All Other Compensation" include amounts provided to the named executive officers as outlined in the table below, with respect to (a) the matching contribution that we make on account of employee contributions under our 401(k) Savings Plan, (b) premiums paid by the Company for executive long-term disability insurance, (c) tax gross-ups for life insurance, parking payments, relocation stipends and country club memberships, (d) relocation stipend for Mr. Elkouri, and (e) country club membership paid by the Company for Mr. Mize.

	All Other Compensation ($)
	(a)	(b)	(c)	(d)	(e)
Named Executive Officer
Floyd C. Wilson	24,500	648	2,190	—	—
Stephen W. Herod	24,500	648	1,086	—	—
Mark J. Mize	18,500	648	1,086	—	26,361
David S. Elkouri	24,500	648	31,700	75,000	—
Jon C. Wright	18,500	648	12	—	—

Grants of Plan-Based Awards in 2018

        The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2018.

		Estimated Future Payouts Under Equity Incentive Plan Awards
							Grant Date Fair Value of Stock and Option Awards(4)
						Exercise or Base Price of Option Awards ($/Sh)(3)
Name	Grant Date	Threshold(1)	Target(#)	Maximum (#)(1)	Type of Award(2)
Floyd C. Wilson	3/1/2018	—	241,500	—	Options	$5.65	$706,249
	3/1/2018	—	250,130	—	Restricted Stock	—	$1,413,235
Stephen W. Herod	3/1/2018	—	113,200	—	Options	$5.65	$331,045
	3/1/2018	—	117,250	—	Restricted Stock	—	$662,463
Mark J. Mize	3/1/2018	—	100,600	—	Options	$5.65	$294,197
	3/1/2018	—	104,220	—	Restricted Stock	—	$588,843
David S. Elkouri	3/1/2018	—	100,600	—	Options	$5.65	$294,197
	3/1/2018	—	104,220	—	Restricted Stock	—	$588,843
Jon C. Wright	3/1/2018	—	100,600	—	Options	$5.65	$294,197
	3/1/2018	—	104,220	—	Restricted Stock	—	$588,843

(1)
Awards granted under the Plan provide only for a single estimated payout. Under the Plan there are no minimum amounts payable for a certain level of performance and there are no maximum payouts possible above the target. Thus, there are no thresholds or maximums (or equivalent items) applicable to these awards.

(2)
Represents shares of restricted stock and stock options issued under the Plan. The shares of restricted stock and stock options vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(3)
The exercise price of each award is equal to the closing market price of our common stock on the date of grant.

(4)
Represents the full grant date fair value determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in "Note 12—Stockholders' Equity" to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at December 31, 2018

        The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2018.

					Stock Awards
								Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
							Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested
	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Floyd C. Wilson	1,241,666	620,834	$9.24	9/12/2026	250,130	$425,221	—	$—
	206,945	413,890	$7.75	4/11/2026			—	$—
	—	241,500	$5.65	3/1/2028
Stephen W. Herod	325,000	162,500	$9.24	9/12/2026	117,250	$199,325	—	$—
	54,166	108,334	$7.75	4/11/2026			—	$—
	—	113,200	$5.65	3/1/2028
Mark J. Mize	325,000	162,500	$9.24	9/12/2026	104,220	$177,174	—	$—
	54,166	108,334	$7.75	4/11/2026			—	$—
	—	100,600	$5.65	3/1/2028
David S. Elkouri	325,000	162,500	$9.24	9/12/2026	104,220	$177,174	—	$—
	54,166	108,334	$7.75	4/11/2026			—	$—
	—	100,600	$5.65	3/1/2028
Jon C. Wright	266,666	133,334	$9.24	9/12/2026	104,220	$177,174	—	$—
	44,444	88,889	$7.75	4/11/2026			—	$—
	—	100,600	$5.65	3/1/2028

(1)
The shares of restricted stock and stock options vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(2)
Calculated based upon the closing market price of our common stock as of December 31, 2018, the last trading day of our 2018 fiscal year ($1.70) multiplied by the number of unvested awards at year end.

Compensation Adjustments Subsequent to Fiscal Year End

        Subsequent to December 31, 2018, as part of the analysis of executive compensation that is undertaken annually by our Compensation Committee, we granted awards to certain named executive officers of long-term equity incentives under the Plan. These incentives were in the form of grants of restricted stock. The restricted stock grants vest in three equal annual increments beginning on the first anniversary of the grant date. We did not adjust base salaries or award any stock options to the named executive officers. Base salaries and equity awards are reflected in the table below.

Name	Salary Increase	2019 Base Salary	Stock Option Award(#)	Restricted Stock Award(#)
Floyd C. Wilson	—	$800,000	—	—
Stephen W. Herod	—	$450,000	—	—
Mark J. Mize	—	$400,000	—	—
David S. Elkouri	—	$400,000	—	201,160
Jon C. Wright	—	$425,000	—	186,710

Option Exercises and Stock Vested

        No stock options were exercised during 2018 and no shares of restricted stock vested during 2018.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2018 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(A)		Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A))
Equity compensation plans approved by stockholders(1)	9,741,819	(2)	$8.34	4,909,331
Equity compensation plans not approved by stockholders	—		—	—

Total	9,741,819	(2)	$8.34	4,909,331

(1)
Represents information for the Plan.

(2)
Includes 2,272,893 shares of restricted stock not yet vested.

Stock Ownership Guidelines Policy

        Our board of directors has adopted an Amended and Restated Stock Ownership Guidelines Policy (the "Policy") applicable to our board of directors, chief executive officer and president and each executive vice president to ensure that they maintain a meaningful economic stake in the Company. The Policy is designed to maintain stock ownership of our directors and the specified officers at a significant level so as to further align their interests with the interests of our stockholders in value creation. Subject to certain exceptions contained in the Policy, our directors are required to hold a number of shares of our common stock valued at three times (3x) the annual cash retainer paid to them by the Company, our chief executive officer and president is required to hold a number of shares of our common stock valued at six times (6x) the base salary paid to him by the Company and the other specified officers are required to hold a number of shares of our common stock valued at three times (3x) the base salaries paid to them by the Company. For purposes of calculating the value of shares owned, each share of stock shall have a deemed value equal to the greater of the price at acquisition or the current market value. For purposes of calculating the value of unvested restricted shares, the value shall be determined without giving effect to the restriction. Subject to certain exceptions contained in the Policy, all of the Company's directors and executive officers are in compliance with the Policy.

Pay Ratio Disclosure

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Wilson, our Chairman, Chief Executive Officer and President during 2018, our last completed fiscal year:

  •
  the median of the annual total compensation of all employees of the Company (other than Mr. Wilson) was $190,387; and

  •
  the annual total compensation of Mr. Wilson was $2,946,816.

        Based on this information, for 2018 the ratio of the annual total compensation of Mr. Wilson to the median of the annual total compensation of all employees was 15 to 1.

        To identify the median of the total annual compensation of all our employees, we utilized a determination date of December 31, 2018, a date within the last three months of the 2018 fiscal year. For purposes of reporting annual total compensation and the ratio of annual total compensation of Mr. Wilson to the median employee, both Mr. Wilson and the median employee's annual total compensation were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

DIRECTOR COMPENSATION

2018 Director Compensation

        The table below sets forth certain information concerning the compensation earned in 2018 by our non-employee directors for service on our board of directors and committees of the board of directors during 2018.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation	Total(3)
William J. Campbell	$90,500	$165,003	$—	$—	$255,503
James W. Christmas	$127,500	$165,003	$—	$—	$292,503
Michael L. Clark	$90,000	$165,003	$—	$—	$255,003
Thomas R. Fuller(4)	$91,603	$165,003	$—	$—	$256,606
Janine J. McArdle	$44,061	$135,000	$—	$—	$179,061
Darryl Schall	$89,778	$165,003	$—	$—	$254,781
Ronald D. Scott	$75,500	$165,003	$—	$—	$240,503
Nathan W. Walton	$70,000	$165,003	$—	$—	$235,003

(1)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in "Note 12—Stockholders' Equity" to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by our directors.

(2)
The number of restricted stock awards subject to vesting, excluding shares received in lieu of fees, made to each of our directors for service as a director during 2018 was 33,743, except for Janine J. McArdle, who received 33,750 upon her appointment as a director.

(3)
Represents the numerical sum of the dollar amounts reflected in each other column for each director.

(4)
Mr. Fuller resigned from our board in February 2019.

Discussion of Director Compensation Table

        Employee directors receive no additional compensation for service on our board or any committee of the board. All directors receive actual expense reimbursements associated with attending board and committee meetings. Our director compensation program has been developed with the advice and guidance of our independent compensation consultant using compensation peer group and market data and consists of two principal elements: (1) annual retainer and committee fees and (2) equity consisting of restricted stock awards. Our Compensation Committee reviews our director compensation program at least annually using the advice and information provided by our independent compensation consultant. For 2018, our non-employee directors received an annual award of restricted stock under the Plan with value of $165,000, which grant was made contemporaneously with our annual meeting of stockholders. We have reduced the value of the annual equity award to $150,000 for 2019, as discussed further below. For 2018, our non-employee directors also received an annual cash retainer of $70,000, payable on a quarterly basis and pro-rated for actual service during the year. Our lead independent director received an additional $25,000 per year, also payable on a quarterly basis and pro-rated for actual service during the year. Additional annual compensation for each committee chairperson and committee member for all of the committees of our board for 2018 is set forth below:

Board Committee	Committee Chairperson Additional Compensation	Committee Member (excluding Chairperson) Additional Compensation(1)
Audit	$25,000	$10,000
Compensation	$15,000	$7,500
Nominating and Corporate Governance	$12,500	$5,500
Reserves	$12,500	$5,500

        Fees are paid in four equal quarterly installments and board members may elect to take all or a portion of the cash compensation we pay to them in shares of our common stock, with the number of shares determined by dividing such fees by the trading price per share of our common stock on the last day of each calendar quarter. Any such election must be made prior to the beginning of the quarter for which the compensation is to be paid and is irrevocable for that quarter.

(1)
See "2019 Director Compensation" below for a discussion on modifications to director compensation for 2019.

2019 Director Compensation

        After consideration of various factors, including market conditions in our industry generally, alignment with the 25th percentile of our compensation peer group and the recommendations of our compensation consultant, the Compensation Committee recommended to our board for approval, and our board approved effective April 1, 2019, several modifications to director compensation: (1) reducing the value of the annual equity award to directors from $165,000 to $150,000; normalizing additional cash retainers associated with service on standing committees of the board to $15,000 and $25,000 for for serving as chairman of a standing committee of the board. We also established compensation for our new non-employee Chairman, which consists of an anuual retainer of $120,000, an additional $40,000 per month for each month (or portion thereof) that he serves in an expanded role during our search for a new chief executive officer, which may be adjusted in the future by the Compensation Committee based on the time and effort required of him during this interim period.

2016 Long-Term Incentive Plan

        Non-employee directors are eligible to participate in the Plan discussed above under the heading "Long-term Incentives—2016 Long-Term Incentive Plan." At the time an individual initially becomes a non-employee director, we grant such director shares of our restricted common stock. The Compensation Committee determinates how many shares of our restricted common stock to grant to a new non-employee director based upon a number of factors, including the qualifications and background of the director, current market conditions, recommendations of our independent compensation consultant and our evaluation of our compensation peer group. In addition, effective on the date of the Company's annual meeting of stockholders, we grant to each director the number shares of our restricted common stock the value of which equals $150,000. For the purposes of determining the value of the shares of restricted stock to be issued, the closing price of the Company's common stock as reported on the date of grant is used, and in calculating the number of shares of restricted stock to be issued, the number of shares is rounded up to the nearest 100 shares. Grants of restricted stock to non-employee directors vest on the six month anniversary of the date of grant (subject to acceleration in the event of a change of control) provided that the director serves continuously on our board through the vesting date. At December 31, 2018, 639,100 shares of common stock underlying non-employee director grants had been fully vested and no shares were not yet vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Compensation Committee during 2018 served as one of our officers or employees or of any of our subsidiaries during that year. In addition, during 2018, none of our executive officers served as a director or as a member of the compensation committee of a company which employs any of our directors.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management as required by Item 402(b) of Regulation S-K. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMMITTEE:
William J. Campbell (Chairman) James W. Christmas Michael L. Clark

        (The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other filing of Halcón under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Halcón specifically incorporates the Report by reference therein.)

ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

Dear Stockholder:

        The Audit Committee has reviewed and discussed with management of Halcón and Deloitte & Touche LLP ("Deloitte"), the firm serving as the independent registered public accountant of Halcón, the audited financial statements of Halcón as of, and for the fiscal year ended, December 31, 2018 (the "Audited Financial Statements"). In addition, we have discussed with Deloitte the matters required to be discussed by the statement on Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

        The Audit Committee also has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and the Audit Committee has discussed with that firm its independence from Halcón. Upon such review, the Audit Committee has concluded that the independent registered public accountant is independent from Halcón and its management. We have also discussed with management of Halcón and Deloitte such other matters and received such assurances from them as we deemed appropriate.

        Management is responsible for Halcón's internal controls and the financial reporting process. Deloitte is responsible for performing an independent audit of Halcón's financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        Based on the foregoing monitoring and oversight process, discussions with management and a review of the report of Deloitte with respect to the Audited Financial Statements, and relying thereon, the Committee has recommended to the board the inclusion of the Audited Financial Statements in Halcón's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

        The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and the board of Halcón are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the board as statutory and regulatory provisions become effective for Halcón and for audit committees and independent registered public accountants generally.

MEMBERS OF THE COMMITTEE:
James W. Christmas (Chairman) Janine J. McArdle Darryl L. Schall

        (The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Halcón under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Halcón specifically incorporates the Report by reference therein.)

Independent Registered Public Accounting Firm

        Deloitte is the independent registered public accounting firm selected by our Audit Committee as the independent registered public accountant for the fiscal years ended December 31, 2018 and 2017. During the years ended December 31, 2018 and 2017, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Attendance at the Annual Meeting by Deloitte Representative

        A representative of Deloitte is expected to be present at the annual meeting of the stockholders. Deloitte will have the opportunity to make a statement if it desires to do so, and the Deloitte representative is expected to be available to respond to appropriate questions.

Fees

        The following table presents fees billed for professional audit services rendered by Deloitte, our principal accounting firm for the years ended December 31, 2018 and 2017. The table also presents fees for other services rendered by Deloitte during those periods. Except as set forth below, we paid all such fees.

	2018	2017
Audit Fees	$1,453,490	$1,749,783
Audit-Related Fees	—	123,500
Tax Fees	190,504	1,624,521
All Other Fees	—	—

Total	$1,643,994	$3,497,804

        As used above, the following terms have the meanings set forth below:

        Audit Fees.    The fees for professional services rendered by Deloitte for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including but not limited to registration statements, for the years ended December 31, 2018 and 2017.

        Audit-Related Fees.    The fees for assurance and related services by Deloitte that are for valuation services for acquisitions that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under "Audit Fees."

        Tax Fees.    The fees for professional services rendered by Deloitte for tax compliance, tax advice, and tax planning.

        All Other Fees.    The fees for products and services provided by Deloitte, other than for the services reported under the headings "Audit Fees," "Audit-Related Fees" and "Tax Fees," for the period in question.

Audit Committee Pre-Approval Policy

        All audit fees, audit-related fees and tax fees as described above for the years ended December 31, 2018 and 2017 were pre-approved by our Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of their respective independence in the conduct of their auditing functions. Our Audit Committee's pre-approval policy provides that pre-approval of all such services must be approved separately by the Audit Committee. The Audit Committee has not delegated any such pre-approval authority to anyone outside the Audit Committee. Each member of the Audit Committee has the authority to pre-approve non-audit services up to $200,000 to be performed by our independent registered public accountant.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL 1—ELECTION OF DIRECTORS

        Our bylaws specify that we shall not have less than one nor more than fifteen directors, and each director holds office until the annual stockholders' meeting at which such director's class is up for re-election and until the director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. As of the date of this proxy statement, our board consists of eight directors, seven of whom have been determined to be independent directors as set forth in the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. Our certificate of incorporation provides that our board is classified into three classes: Class A, Class B and Class C, each class having a three-year term of office.

        Three of our current directors, Janine J. McArdle, Darryl Schall and Nathan W. Walton have been nominated for re-election at the annual meeting because of the expiration of the term of their class, Class C, on our board. If Ms. McArdle and Messrs. Schall and Walton each receive a majority of votes cast in favor of his or her continued service on the board, each will serve a three-year term expiring in 2022.

        If any nominee should for any reason become unable to serve prior to the date of the annual meeting, the shares represented by all valid proxies will be voted for the election of such other person as the board may designate as a replacement following recommendation by the Nominating and Corporate Governance Committee, or the board may reduce the number to eliminate the vacancy.

        Additional information regarding the nominees for director, and all of our other directors, can be found under the sections entitled "Our Board of Directors and Its Committees," "Security Ownership of Certain Beneficial Owners and Management," and "Director Compensation" of this proxy statement.

Votes Required

        Directors are elected by a majority vote of the votes present in person or represented by proxy and entitled to vote, thus the number of shares vote "for" a nominee must exceed the number of shares voted "against" such nominee. For purposes of determining the outcome for each nominee, broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of the vote. Abstentions will effectively count as votes "against" because they are considered entitled to vote. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for each nominee for director. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of directors, your shares will constitute a broker non-vote and will not be voted for any of the nominees. See the section of this proxy statement entitled "General Information—Voting and Revocation of Proxies."

        The board of directors unanimously proposes and recommends that you vote "FOR" each of the nominees for re-election to the board of directors.

 PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

        The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm to serve as our independent registered public accountant in respect of the fiscal year ending December 31, 2019. The Audit Committee recommends that our stockholders ratify this appointment.

        The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and voting on Proposal No. 2 shall constitute ratification of the selection of Deloitte as our independent registered public accountant in respect of the fiscal year ending December 31, 2019. If our stockholders do not ratify the appointment of Deloitte, the appointment of an independent registered public accounting firm to serve as the independent registered public accountant for the fiscal year ending December 31, 2019 will be reconsidered by the Audit Committee.

        Representatives of Deloitte are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

        During the years ended December 31, 2018 and 2017 and for the subsequent interim period through the date of this report, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

        The board of directors unanimously proposes and recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending December 31, 2019.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2020 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals intended to be presented under Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and accompanying proxy for our 2020 annual meeting of stockholders, including nomination of an individual for election as a director at the 2020 annual meeting of stockholders, must be received at our principal executive offices in Houston, Texas, on or before December 13, 2019, and must meet all the requirements of Rule 14a-8. If a stockholder intends to present a proposal at our 2020 annual meeting but has not sought the inclusion of such proposal in our proxy materials, the written proposal must be delivered to our Chief Legal Officer not less than sixty (60) nor more than ninety (90) days prior to the meeting date. For example, if our 2020 annual meeting of stockholders is held on May 23, 2020, then our Chief Legal Officer must receive the proposal after February 23, 2020 but before March 24, 2020. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less than seventy (70) days prior to the date of the annual meeting, the stockholder's notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs. For a description of some of the requirements for suggesting an individual for consideration by the Nominating and Corporate Governance Committee for election as a director, see "Our Board of Directors and Its Committees—Corporate Governance Matters—Nomination Process."

        Proposals and other notices should be sent to:

    David S. Elkouri
    Executive Vice President and Chief Legal Officer
    1801 California Street, Suite 3500
    Denver, Colorado 80202

        The use of certified mail, return receipt requested, is suggested.

OTHER MATTERS

        The board knows of no other proposals that may properly be presented for consideration at the annual meeting but, if other matters do properly come before the annual meeting, and provided you vote your shares using the instructions on the notice of internet availability of proxy materials, or, if you received a paper copy of the proxy card, by completing, signing, dating and returning the proxy card, thereby consenting to be represented at the annual meeting by proxy, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors
of Halcón Resources Corporation

VIEW MATERIALS & VOTE w SCAN TO HALCÓN RESOURCES CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E73948-P22919 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HALCÓN RESOURCES CORPORATION The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 01) 02) 03) Janine J. McArdle Darryl L. Schall Nathan W. Walton The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 2.To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. E73949-P22919 HALCÓN RESOURCES CORPORATION Annual Meeting of Stockholders May 23, 2019 11:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints David S. Elkouri and Quentin R. Hicks, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HALCÓN RESOURCES CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, MDT on May 23, 2019, at 1801 California St., Suite 3500, Denver, CO 80202, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side